U.S. Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
ABERCROMBIE & FITCH CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

May 8, 2009

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Saving Time, on Wednesday, June 10, 2009, at our executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. I hope that you will all be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached, and the matters to be acted upon by our stockholders are described in them.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Alternatively, you may vote electronically through the Internet or by telephone in accordance with the instructions on your form of proxy. Your vote is important regardless of the number of shares you own.

Sincerely yours,

Michael S. Jeffries
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
VOTING AT THE ANNUAL MEETING
NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE OFFICER COMPENSATION
EQUITY COMPENSATION PLANS
AUDIT COMMITTEE MATTERS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
APPROVAL OF AMENDMENT TO COMPANY’S AMENDED AND RESTATED BYLAWS TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS
STOCKHOLDER PROPOSAL
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
OTHER MATTERS

Abercrombie & Fitch Co.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2009
TO OUR STOCKHOLDERS:

Notice is hereby given that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Abercrombie & Fitch Co. (the “Company”) will be held at the executive offices of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Wednesday, June 10, 2009, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect three directors, each to serve for a term of three years to expire at the Annual Meeting of Stockholders to be held in 2012.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2010.

3.	To act on a Company-sponsored proposal to amend the Company’s Amended and Restated Bylaws to adopt majority voting in uncontested director elections.

4.	To act on one stockholder proposal, if the stockholder proposal is properly presented at the Annual Meeting.

5.	To transact any other business that properly comes before the Annual Meeting or any adjournment or postponement.

Your Board of Directors recommends that you vote “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section captioned “ELECTION OF DIRECTORS”, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2010, “FOR” the Company-sponsored amendment to the Company’s Amended and Restated Bylaws to adopt majority voting in uncontested director elections and “AGAINST” the stockholder proposal described in the Company’s Proxy Statement for the Annual Meeting, if the stockholder proposal is properly presented for consideration at the Annual Meeting.

If you were a stockholder of record, as shown by the transfer books of the Company, at the close of business on April 15, 2009, you will be entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

Our Investor Relations telephone number is (614) 283-6500 should you wish to obtain directions to our executive offices in order to attend the Annual Meeting and vote in person. Directions to our executive offices may also be found on our website (www.abercrombie.com) on the “Investors” page under the “Directions To A&F” link.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, SUBMIT YOUR INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY. PLEASE SEE THE PROXY STATEMENT AND FORM OF PROXY FOR DETAILS ABOUT ELECTRONIC VOTING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

PROXY STATEMENT

Dated May 8, 2009

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2009

This Proxy Statement is being furnished to stockholders of Abercrombie & Fitch Co. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders to be held on Wednesday, June 10, 2009 (the “Annual Meeting”), or at any adjournment or postponement. The Annual Meeting will be held at 10:00 a.m., Eastern Daylight Saving Time, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about May 8, 2009.

A form of proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the accompanying form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may give voting instructions electronically via the Internet or by using the toll-free telephone number stated on the form of proxy. The deadline for stockholders to transmit voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Saving Time, on June 9, 2009. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ voting instructions have been properly recorded. If you vote through the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by you.

Stockholders holding shares in “street name” with a broker/dealer, financial institution or other holder of record should review the information provided to them by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” shares and how to revoke previously given instructions.

If you are a registered stockholder, you may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving notice of revocation to the Company in writing, by accessing the designated Internet site prior to the deadline for transmitting voting instructions electronically, by using the toll-free number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically, or by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated form of proxy; submitting a later-dated vote through the designated Internet site or the toll-free telephone number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically; or voting at the Annual Meeting. Attending the Annual Meeting will not, by itself, revoke your proxy.

The Company will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying form of proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access and telephone usage charges mentioned above. Although the Company is soliciting proxies by mailing the proxy materials to stockholders, proxies may be solicited by Company employees or, as referred to by the Company, “associates”, via mail or by telephone, mailgram, facsimile, electronic transmission or personal contact without additional compensation. The Company has retained Georgeson Inc., New York, New York, to aid in the solicitation of proxies with respect to shares held by broker/dealers, financial institutions, and other custodians, fiduciaries and nominees for a fee of approximately $7,000, plus expenses. The Company will reimburse its transfer agent, broker/dealers, financial institutions, and other custodians, fiduciaries and nominees for their reasonable costs in sending proxy materials to stockholders.

The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 (“Fiscal 2008”) is being delivered with this Proxy Statement.

VOTING AT THE ANNUAL MEETING

The shares entitled to vote at the Annual Meeting consist of shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), with each share entitling the holder of record to one vote. There are no cumulative voting rights in the election of directors. At the close of business on April 15, 2009, the record date for the Annual Meeting, there were 87,839,016 shares of Common Stock outstanding. A quorum for the Annual Meeting is one-third of the outstanding shares of Common Stock.

The results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Shares of Common Stock represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated Internet or telephone votes will be counted toward the establishment of a quorum for the Annual Meeting.

Those shares of Common Stock represented by properly executed proxies, or properly authenticated Internet or telephone votes, that are received prior to the Annual Meeting and not subsequently revoked, will be voted as directed by the stockholders. All valid proxies received prior to the Annual Meeting which do not specify how shares of Common Stock should be voted will be voted “FOR” the election as directors of the Company of the nominees of the Board listed under the section captioned “ELECTION OF DIRECTORS”, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2010, and, except in the case of broker non-votes, “FOR” the approval of the Company-sponsored amendment to the Company’s Amended and Restated Bylaws to adopt majority voting in uncontested director elections and “AGAINST” the stockholder proposal, if the stockholder proposal is properly presented at the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

Under the applicable rules of the New York Stock Exchange (“NYSE”), the uncontested election of directors and ratification of the Company’s independent registered public accounting firm are considered “routine” items upon which broker/dealers, who hold their clients’ shares of Common Stock in street name, may vote the shares in their discretion on behalf of their clients if those clients have not furnished voting instructions within the required time frame before the Annual Meeting. The Company-sponsored majority vote proposal and the stockholder proposal are not considered routine, and broker/dealers may not vote on either without instructions from their clients.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to Be Held on June 10, 2009: This Proxy Statement, the Notice of Annual Meeting of Stockholders, a sample form of the proxy sent or given to stockholders by the Company and the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 are available at www.proxyvote.com.

Our Investor Relations telephone number is (614) 283-6500 should you wish to obtain directions to our executive offices in order to attend the Annual Meeting and vote in person. Directions to our executive offices may also be found on our website (www.abercrombie.com) on the “Investors” page under the “Directions To A&F” link.

ELECTION OF DIRECTORS

There are currently eight directors — three in the class whose terms expire at the Annual Meeting, three in the class whose terms expire in 2010 and two in the class whose terms expire in 2011. On March 14, 2008, Russell M. Gertmenian notified the Company that he had decided not to stand for re-election to the Board. Mr. Gertmenian’s term as a director expired immediately prior to the Annual Meeting of Stockholders on June 11, 2008. The Board reduced the size of the Board from nine to eight upon the expiration of Mr. Gertmenian’s term as a director on June 11, 2008. On April 2, 2008, John A. Golden notified the Company that he intended to retire from the Board. Mr. Golden retired from the Board following the Annual Meeting of Stockholders on June 11, 2008. Upon the recommendation of the Nominating and Board Governance Committee, the Board elected Robert A. Rosholt as a director on June 11, 2008. On August 31, 2008, Allan A. Tuttle, who served in the class whose terms expire in 2011, passed away suddenly. Upon the recommendation of the Nominating and Board Governance Committee, the Board elected Craig R. Stapleton as a director on February 12, 2009.

Nominees

Three directors will be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a three-year term expiring at the annual meeting of stockholders in 2012 or until their successors are elected and qualified. The nominees of the Board for election as directors at the Annual Meeting, each of whom was recommended by the Nominating and Board Governance Committee, are identified below. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the shares of Common Stock represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed. If any nominee who would otherwise receive the required number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated to vote as proxies will have full discretion to vote the shares of Common Stock represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board upon recommendation by the Nominating and Board Governance Committee. The Board has no reason to believe that any of the Board’s nominees will be unable or unwilling to serve as a director if elected.

The three nominees receiving the greatest number of votes will be elected as directors. Shares of Common Stock as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. Proxies may not cast votes for more than three nominees.

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each nominee for re-election as a director, as of April 15, 2009, has been furnished to the Company by each nominee. All three of the nominees are directors standing for re-election.

		Director
Name (Age)	Business Experience During Past Five Years and Other Information	Since

James B. Bachmann (66)	Mr. Bachmann retired in 2003 as Managing Partner of the Columbus, Ohio office of Ernst & Young LLP, after serving in various management and audit engagement partner roles in his 36 years with the firm. Mr. Bachmann also serves as the lead independent director and Chair of the Audit Committee of Lancaster Colony Corporation. Mr. Bachmann also serves as a public member of the Audit Committee for The Ohio State University, as a member of the Board of Trustees for The Ohio State University Hospital and as an honorary (non-voting) member of the Board of Trustees for The Columbus Museum of Art.	2003
Michael S. Jeffries (64)	Mr. Jeffries currently serves as Chairman of the Company and has done so since May 1998. Mr. Jeffries has been Chief Executive Officer of the Company since February 1992. From February 1992 until May 1998, Mr. Jeffries held the title of President of the Company. Pursuant to the terms of the Employment Agreement, entered into as of December 19, 2008, between the Company and Mr. Jeffries, the Company is obligated to cause Mr. Jeffries to be nominated as a director of the Company during his employment term.	1996
John W. Kessler (73)	Mr. Kessler has been the owner of John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988. Mr. Kessler also serves as a director of Commercial Vehicle Group, Inc., a director of Columbus Regional Airport Authority and a member of the Advisory Board of the John Glenn School of Public Affairs at The Ohio State University.	1998

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF
THE NOMINEES IDENTIFIED ABOVE.

Continuing Directors

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each continuing director, as of April 15, 2009, has been furnished to the Company by each director.

		Director
Name (Age)	Business Experience During Past Five Years and Other Information	Since

Directors Whose Terms Continue until the 2010 Annual Meeting
Edward F. Limato (72)	Mr. Limato is a Senior Vice President at William Morris Agency, LLC, a talent and literary agency. Mr. Limato originally joined the Ashley Famous Agency, which subsequently became IFA, one of the predecessor agencies of International Creative Management, Inc. (“ICM”). Mr. Limato worked at ICM until 1978, and then was a senior executive at William Morris Agency before rejoining ICM in 1988, where he served as Co-President from August 1999 until June 2007. Mr. Limato returned to William Morris Agency in August of 2007. Mr. Limato personally represents many important actors and movie stars and his company also represents numerous directors and artists in theater, music and publishing. Mr. Limato is also on the Boards of Directors for the Motion Picture & Television Fund Foundation and the American Cinematheque.	2003
Robert A. Rosholt (59)	Mr. Rosholt is the retired Executive Vice President and Chief Financial Officer of Nationwide Mutual Insurance Company, where he served from October 2002 to April 2008. He also served as Executive Vice President — Chief Finance and Investment Officer of Nationwide Mutual Insurance Company and several other companies within the Nationwide organization from October 2002 to December 2005. Prior to joining Nationwide, Mr. Rosholt served as Executive Vice President of Aon Corporation, a provider of risk management, retail, reinsurance and wholesale brokerage, claims management and human capital consulting services, from September 2000 to October 2002. During a portion of that time, he also served as Chief Operating Officer of the United States brokerage business. Mr. Rosholt also held various positions at First Chicago Corporation and its successor companies, including Bank One, from June 1974 to May 2000, ultimately serving as Chief Financial Officer, where he had oversight for capital and asset liability management as well as proprietary investment activities. Mr. Rosholt also serves as director of HCC Insurance Holdings, Inc. and as a member of its Audit Committee and serves as an advisory board member of the Financial Institution Advisory Service of Alvarez & Marsal.	2009

		Director
Name (Age)	Business Experience During Past Five Years and Other Information	Since

Craig R. Stapleton (63)	Mr. Stapleton served as United States ambassador to France from 2005 to 2009. He also served as United States ambassador to the Czech Republic from 2001 until 2004. Mr. Stapleton served as President of Marsh and McLennan Real Estate Advisors of New York, a commercial real estate firm, from 1982 until 2001. He was also co-owner of the Texas Rangers baseball team from 1989 until 1998.	2009
Directors Whose Terms Continue until the 2011 Annual Meeting
Lauren J. Brisky (58)	Ms. Brisky retired February 1, 2009 as the Vice Chancellor for Administration and Chief Financial Officer of Vanderbilt University, after serving 10 years in that capacity. As the Vice Chancellor for Administration and Chief Financial Officer, she served as the financial liaison for Vanderbilt University’s Audit, Budget and Executive Committees and was responsible for Vanderbilt University’s financial management as well as administrative infrastructure which includes such areas as facilities and construction, human resources, information systems and business operations. She served as Associate Vice Chancellor for Finance of Vanderbilt University from 1988 until her 1999 appointment to Vice Chancellor. Ms. Brisky has also held positions at the University of Pennsylvania, Cornell University and North Carolina State University. She serves as Chair of the Board of Trustees for Simmons College. Ms. Brisky also serves on the Tuition Plan Consortium Board and the Sports Authority Board of the Metropolitan Government of Nashville.	2003
Archie M. Griffin (54)	Mr. Griffin has been the President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. since January 2004. Prior thereto, he served as the Associate Director of Athletics at The Ohio State University from 1994 to 2003, after serving more than nine years in various positions within the Athletic and Employment Services Departments at The Ohio State University. Mr. Griffin also serves as a director of Motorists Mutual Insurance Company and the Ohio Auto Club and is a member of The Columbus Metropolitan Library Foundation Board of Trustees, the Columbus Recreation and Parks Commission, the Governing Committee for The Columbus Foundation and the Board of the Columbus Youth Foundation (Vice Chair).	2000

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted the Abercrombie & Fitch Co. Related Person Transaction Policy (the “Policy”), which is administered by the Nominating and Board Governance Committee and the Company’s General Counsel. A copy of the Policy is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. The Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or one of its subsidiaries participates, the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Pursuant to the Policy, a “related person” is any person:

•	who is or was an executive officer, a director or a director nominee of the Company, or an immediate family member of any such individual, at any time since the beginning of the Company’s last fiscal year; or

•	who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of 5% or more of the Company’s outstanding shares of Common Stock, or an immediate family member of a beneficial owner of 5% or more of the Company’s outstanding Common Stock.

Each director, director nominee or executive officer of the Company must notify the Company’s General Counsel in writing of any interest that such individual or an immediate family member of such individual had, has or may have, in a related person transaction. Each director, director nominee and executive officer will also complete a questionnaire on an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by the Company or one of its subsidiaries must be reported by the Company’s management to the Company’s General Counsel. Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring compliance with the Policy.

Pursuant to the Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Policy) will be referred to the Nominating and Board Governance Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by the Nominating and Board Governance Committee prior to the effective date or consummation of the transaction. If the Company’s General Counsel determines that advance consideration of a related person transaction is not practicable, the Nominating and Board Governance Committee will review and, in its discretion, may ratify the transaction at the Committee’s next meeting. If the Company becomes aware of a related person transaction not previously approved under the Policy, the Nominating and Board Governance Committee will promptly review the transaction, including the relevant facts and circumstances, and evaluate all options available to the Company, including ratification, revision, termination or rescission of the transaction, and take the course of action the Committee deems appropriate under the circumstances.

No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved. The Nominating and Board Governance Committee may only approve or ratify those transactions that the Committee determines to be in the

Company’s best interests. In making this determination, the Nominating and Board Governance Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related person’s interest in the transaction without considering the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of the business of the Company or the applicable subsidiary of the Company;

•	whether the terms of the transaction are no less favorable to the Company or the applicable subsidiary of the Company than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to the Company or the applicable subsidiary of the Company;

•	the impact of the transaction on the related person’s independence; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

Any related person transaction previously approved or ratified by the Nominating and Board Governance Committee or otherwise already existing that is ongoing in nature is to be reviewed by the Nominating and Board Governance Committee annually.

Pursuant to the terms of the Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by the Nominating and Board Governance Committee even if the aggregate amount involved would exceed $120,000:

•	interests arising solely from ownership of the Company’s Common Stock if all stockholders receive the same benefit on a pro rata basis;

•	compensation to an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation has been approved, or recommended to the Board for approval, by the Compensation Committee;

•	compensation to a director for services as a director if the compensation is required to be reported in the Company’s proxy statement;

•	interests deriving solely from a related person’s position as a director of another corporation or organization that is a party to the transaction;

•	interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) in another person which is a party to the transaction; and

•	transactions involving competitive bids.

The Code of Business Conduct and Ethics adopted by the Board also addresses the potential conflicts of interest which may arise when a director, officer or associate has an interest in a transaction to which the

Company or one of its subsidiaries is a party. If a potential conflict of interest arises concerning an officer or director of the Company, all information regarding the issue is to be reported to the Company’s General Counsel for review and, if appropriate or required under the Company’s policies (including the Company’s Related Person Transaction Policy), submitted to the Nominating and Board Governance Committee for review and disposition.

Transactions with Related Persons

Mr. Gertmenian, who served as a director of the Company for a portion of Fiscal 2008, is a partner in the law firm of Vorys, Sater, Seymour and Pease LLP, and serves as the presiding partner of the firm. Vorys, Sater, Seymour and Pease LLP rendered legal services to the Company and its subsidiaries during Fiscal 2008, for which the Company paid fees in excess of $120,000. Mr. Gertmenian decided not to stand for re-election to the Board and his term expired on June 11, 2008.

Mr. Kessler, a director of the Company, has a son-in-law, Thomas D. Lennox, who was employed by the Company in a non-executive officer position as Vice President, Corporate Communications through July 19, 2008 and who received compensation (including a restricted stock unit grant) and benefits not in excess of $325,000 in Fiscal 2008.

Pursuant to the indemnification provisions contained in the Company’s Amended and Restated Bylaws, the Company is paying the legal fees incurred by current and former executive officers and directors in connection with the lawsuits against the Company and the derivative lawsuits on behalf of the Company described in the text under the section captioned “Certain Legal Proceedings”. During Fiscal 2008, the Company advanced approximately $600,000 for such fees on behalf of such current and former executive officers and directors. Each such current or former executive officer or director has undertaken to repay to the Company any expenses advanced by the Company should it be ultimately determined that the executive officer or director was not entitled to indemnification by the Company. The Company expects to be reimbursed for most of these fees under one or more of its insurance policies.

Director Independence

The Board has reviewed, considered and discussed each director’s relationships, both direct and indirect, with the Company and its subsidiaries in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”). The Board has determined that a majority of the incumbent directors qualify as independent under the NYSE Rules. Specifically, the Board has determined that each of James B. Bachmann, Lauren J. Brisky, Archie M. Griffin, John W. Kessler, Edward F. Limato, Robert A. Rosholt and Craig R. Stapleton has no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the NYSE Rules. Additionally, the Board determined that during his period of service as a director which ended on June 11, 2008, Mr. Golden had no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the NYSE Rules. Also, during his period of service as a director, which ended on August 31, 2008, Allan A. Tuttle had no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the NYSE Rules. The Board specifically considered a number of circumstances in the course of reaching these conclusions, including the relevant relationships described above in the section captioned “Certain Relationships and Related Transactions — Transactions with Related Persons” as well as the facts that:

•	Mr. Kessler’s son-in-law is on the Board of Directors of the Nationwide Children’s Hospital Foundation, and the Company has pledged a conditional donation of $1,000,000 a year for ten years (2006 to 2015) to the Nationwide Children’s Hospital, a wing of which will bear the name of the Company.

•	Mr. Kessler is a founder and Emeritus Trustee of The New Albany Community Foundation, an entity to which the Company has made contributions since the beginning of Fiscal 2008 not in excess of $400,000.

•	Mr. Kessler has a daughter, Elizabeth P. Kessler, who is a partner in the law firm of Jones Day and serves as the Partner-in-Charge of the firm’s Columbus, Ohio office. Jones Day rendered legal services to the Company and its subsidiaries during Fiscal 2008, for which the Company paid not in excess of $290,000 in fees.

•	Mr. Bachmann is on the Board of Trustees of The Ohio State University Hospital and the Company will, subject to certain conditions, facilitate gifts which could aggregate to $10,000,000 over no more than ten years (2007 to 2016) to The Ohio State University Foundation, which are contemplated to be apportioned approximately 50% to The Ohio State University Hospital and approximately 50% to The Arthur G. James Cancer Hospital of The Ohio State University.

•	Mr. Bachmann is a former partner of Ernst & Young LLP, a firm engaged by the Company from time to time to perform non-audit services and to which the Company paid fees during Fiscal 2008 not in excess of $660,000.

•	Messrs. Gertmenian and Griffin and Mr. Kessler’s spouse, and two of his daughters, are affiliated with certain charitable organizations to which the Company has made contributions since the beginning of Fiscal 2008 (in no case in excess of $150,000).

Mr. Jeffries does not qualify as independent because he is an executive officer of the Company. During his period of service as a director, which ended on June 11, 2008, Russell M. Gertmenian did not qualify as independent because he is a partner in a law firm that performed various services for the Company and its subsidiaries and continues to perform such services.

There are no family relationships among any of the directors and executive officers of the Company. Please see the text under the caption “SUPPLEMENTAL ITEM. EXECUTIVE OFFICERS OF THE REGISTRANT” in Part I of the Company’s Annual Report on Form 10-K for Fiscal 2008 filed on March 27, 2009 for information about the Company’s executive officers.

Meetings of and Communications with the Board

The Board held seven meetings and took one action by written consent during Fiscal 2008. All of the directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served that were held during the period they served.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the stockholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All incumbent directors attended the Company’s last annual meeting of stockholders held on June 11, 2008.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is presided over by one of the non-management directors, as determined prior to or at the beginning of each executive session by the non-management directors. In addition, if the non-management directors include directors who are not independent, then at least once a year the independent directors of the Company will meet in executive session.

The Board believes it is important for stockholders and other interested parties to have a process to send communications to the Board and its individual members. Accordingly, stockholders and other interested parties who wish to communicate with the Board, the non-management directors as a group or a particular director may do so by sending a letter to such individual or individuals, in care of the Company’s Secretary, to the Company’s executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder/Interested Party — Non-Management Director Communication,” “Stockholder/Interested Party — Board Communication” or “Stockholder/Interested Party — Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, all non-management directors or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from stockholders or other interested parties.

Committees of the Board

The Board has four standing committees — the Compensation Committee, the Executive Committee, the Audit Committee and the Nominating and Board Governance Committee.

Compensation Committee

The Compensation Committee provides overall guidance for the Company’s executive compensation policies and approves the amounts and elements of compensation for the Company’s executive officers. The Compensation Committee is currently comprised of Lauren J. Brisky (Chair), John W. Kessler, Edward F. Limato and Craig R. Stapleton. Ms. Brisky and Messrs. Kessler and Limato served as members of the Compensation Committee throughout Fiscal 2008. Mr. Stapleton was appointed to the Compensation Committee on February 12, 2009 in conjunction with his election to the Board. The Board has determined that each current member of the Compensation Committee qualifies as an independent director under the applicable NYSE Rules. The Compensation Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board on August 21, 2007, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Compensation Committee periodically reviews and reassesses the adequacy of its charter in consultation with the Nominating and Board Governance Committee and recommends changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include:

•	reviewing and approving the general compensation policies applicable to the Chief Executive Officer and other officers of the Company identified in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Section 16 Officers”). Each of the Company’s current named executive officers is also a Section 16 Officer;

•	determining the methods and criteria for the review and evaluation of the performance of the Company’s Section 16 Officers, including the corporate goals and objectives relevant to their respective compensation;

•	evaluating the performance of the Company’s Section 16 Officers in light of the approved corporate goals and objectives and reporting its conclusions resulting from the evaluation of the Chief Executive Officer to the Board;

•	determining and approving on behalf of the Company the compensation of the Chief Executive Officer, after consultation with the other non-management directors, and determining and approving on behalf of the Company the compensation of the other Section 16 Officers;

•	evaluating the need for, and provisions of, employment contracts, including severance arrangements, for any of the Section 16 Officers of the Company;

•	negotiating and approving any new employment contract or severance agreement, or negotiating the amendment of any existing employment agreement, between the Company and the Chief Executive Officer and any other Section 16 Officer;

•	administering, reviewing and making recommendations to the Board regarding the Company’s incentive compensation plans, equity-based plans and other plans in accordance with applicable laws, rules and regulations or the terms of the plans;

•	reviewing and making recommendations to the Board regarding the compensation for the Company’s non-associate directors;

•	reviewing and discussing with management the annual compensation discussion and analysis and related disclosures that applicable SEC rules and regulations (“SEC Rules”) require be included in the Company’s proxy statement and recommending to the Board based on the review and discussions whether the compensation discussion and analysis should be included in the Company’s proxy statement; and

•	preparing the compensation committee report required by SEC Rules for inclusion in the Company’s proxy statement.

The Compensation Committee held 14 meetings and took four actions by written consent during Fiscal 2008. The Compensation Committee’s processes and procedures to determine executive compensation, including the use of compensation consultants and the role of executive officers in making recommendations relating to executive compensation, are described in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 25.

Executive Committee

The Executive Committee is comprised of Michael S. Jeffries (Chair), John W. Kessler and Edward F. Limato. Mr. Jeffries served throughout Fiscal 2008. Messrs. Kessler and Limato were appointed to the Executive Committee on June 11, 2008. Russell M. Gertmenian served on the Executive Committee until June 11, 2008, when his term as a director expired. John A. Golden served on the Executive Committee until June 11, 2008, when he retired from the Board. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board. The Executive Committee held one meeting during Fiscal 2008.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and is currently comprised of James B. Bachmann (Chair), Lauren J. Brisky and Robert A. Rosholt. Mr. Bachmann and Ms. Brisky served as members of the Audit Committee throughout Fiscal 2008. Mr. Rosholt was appointed as a member of the Audit Committee on June 11, 2008 in conjunction with his election to the Board. John A. Golden served on the Audit Committee until June 11, 2008, when he retired from the Board. Allan A. Tuttle served on the Audit Committee until he passed away on August 31, 2008. The Board has determined that each current member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3 and that each of Messrs. Golden and Tuttle so qualified during his period of service on the Audit Committee. The Board has also determined that each of the current members of the Audit Committee is “financially literate” under the applicable NYSE Rules and that each of Messrs. Golden and Tuttle so qualified during his period of service on the Audit Committee. In addition, the Board has determined that each of Mr. Bachmann, Ms. Brisky and Mr. Rosholt qualifies as an “audit committee financial expert” under applicable SEC Rules by virtue of their experience described above, in the section captioned “ELECTION OF DIRECTORS”. The Board believes that each member of its Audit Committee is highly qualified to discharge his or her duties on behalf of the Company and its subsidiaries.

The Audit Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board on August 14, 2008, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. At least annually, the Audit Committee, in consultation with the Nominating and Board Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee’s duties and responsibilities are set forth in its charter. The primary functions of the Audit Committee are to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements and the effectiveness of the Company’s systems of internal accounting and financial controls;

•	the Company’s compliance with legal and regulatory requirements, including the operation and effectiveness of the Company’s disclosure controls and procedures;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal auditors and independent registered public accounting firm;

•	the evaluation of enterprise risk issues; and

•	the annual independent audit of the Company’s financial statements.

The Audit Committee’s specific responsibilities include:

•	reviewing the Company’s financial statements and the related disclosures;

•	reviewing the Company’s accounting procedures and policies;

•	reviewing the activities and the results of audits conducted by the internal auditors and the Company’s independent registered public accounting firm;

•	reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•	selecting, appointing and retaining the Company’s independent registered public accounting firm for each fiscal year and determining the terms of engagement;

•	reviewing and approving in advance all audit services and all permitted non-audit services;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, which procedures are outlined in the Company’s Whistleblower Policy, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page;

•	setting hiring policies for associates or former associates of the independent registered public accounting firm;

•	reviewing the Company’s risk assessment and risk management policies;

•	reviewing the Company’s program to monitor compliance with the Company’s Code of Business Conduct and Ethics;

•	meeting periodically with the Company’s General Counsel, and the Company’s outside counsel when appropriate, to review legal and regulatory matters;

•	preparing an annual report for inclusion in the Company’s proxy statement; and

•	other matters required by applicable SEC Rules and NYSE Rules.

The Audit Committee held ten meetings during Fiscal 2008. The Audit Committee’s annual report relating to Fiscal 2008 is on page 65.

Nominating and Board Governance Committee

The Nominating and Board Governance Committee is currently comprised of John W. Kessler (Chair), James B. Bachmann, Archie M. Griffin and Robert A. Rosholt. Messrs. Kessler and Griffin served as members of the Nominating and Board Governance Committee throughout Fiscal 2008. Each of Mr. Bachmann and Mr. Rosholt was appointed as a member of the Nominating and Board Governance Committee on June 11, 2008. John A. Golden also served as Chair of the Nominating and Board Governance Committee until his retirement from the Board on June 11, 2008. The Board has determined that each current member of the Nominating and Board Governance Committee qualifies as an independent director under the applicable

NYSE Rules, and that Mr. Golden so qualified during his period of service on the Nominating and Board Governance Committee. The Nominating and Board Governance Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board on August 21, 2007, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Nominating and Board Governance Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The purpose of the Nominating and Board Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board. The primary responsibilities of the Nominating and Board Governance Committee include:

•	establishing and articulating the qualifications, desired background and selection criteria for members of the Board and evaluating the qualifications of individuals being considered as director candidates;

•	developing a policy with regard to the consideration of candidates for election or appointment to the Board recommended by stockholders of the Company and procedures to be followed by stockholders in submitting such recommendations;

•	making recommendations to the full Board concerning all nominees for Board membership, including the re-election of existing Board members and the filling of any vacancies;

•	evaluating and making recommendations to the full Board concerning the number and responsibilities of Board committees and committee assignments;

•	evaluating, reviewing with management and making recommendations to the full Board regarding the overall effectiveness of the organization of the Board, the conduct of its business and the relationship between the Board and management;

•	maintaining policies regarding the review and approval or ratification of related person transactions and reviewing and, if the Nominating and Board Governance Committee deems appropriate, approving or ratifying related person transactions in accordance with such policies as well as applicable law, NYSE Rules or SEC Rules;

•	identifying and bringing to the attention of the full Board and management current and emerging corporate governance trends, issues and best practices that may affect the operations, performance or public image of the Company;

•	reviewing and making recommendations to the full Board regarding orientation of new directors and continuing education for all directors;

•	developing, recommending and periodically reviewing a set of written corporate governance principles (including, if considered appropriate by the Nominating and Board Governance Committee, policies on director retirement) applicable to the Company in accordance with the applicable NYSE Rules;

•	periodically reviewing and making recommendations to the Compensation Committee regarding director compensation and stock ownership;

•	consulting with the members of the other committees of the Board in connection with the review and reassessment of their respective charters; and

•	overseeing the evaluation of the Board and management.

The Nominating and Board Governance Committee held six meetings during Fiscal 2008.

Director Qualifications and Consideration of Director Candidates

As described above, the Company has a standing Nominating and Board Governance Committee that has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Board Governance Committee evaluates the entirety of each candidate’s credentials and does not have specific eligibility requirements or minimum qualifications that must be met by a candidate. The Nominating and Board Governance Committee considers those factors it deems appropriate, including independence, judgment, skill, diversity, strength of character, ethics, integrity, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the Nominating and Board Governance Committee may weigh certain factors more or less heavily. The Nominating and Board Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

The Nominating and Board Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. Pursuant to its charter, the Nominating and Board Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm.

Director Nominations

The Board, taking into account the recommendations of the Nominating and Board Governance Committee, selects nominees for election as directors at each annual meeting of stockholders. Stockholders may recommend director candidates for consideration by the Nominating and Board Governance Committee by giving written notice of the recommendation to the Chair of the Nominating and Board Governance Committee, in care of the Company, at the Company’s executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation. The recommendation should also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, should accompany any such recommendation.

In addition, stockholders wishing to formally nominate a candidate for election as a director may do so provided they comply with the nomination procedures set forth in the Company’s Amended and Restated Bylaws. Each stockholder nomination must be delivered in person or mailed by United States certified mail to the Secretary of the Company and received not less than 120 days nor more than 150 days before the first anniversary date of the Company’s proxy statement in connection with the last annual meeting of stockholders, which, for purposes of the Company’s 2010 Annual Meeting of Stockholders, means no later than January 8, 2010 nor earlier than December 9, 2009. The Secretary of the Company will deliver any stockholder nominations received in a timely manner for review by the Nominating and Board Governance Committee. Each stockholder nomination must contain the following information:

•	the name and address of the nominating stockholder;

•	the name, age, business address and, if known, residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of the Company’s Common Stock beneficially owned by the nominating stockholder and the nominee;

•	a representation that the nominating stockholder intends to appear at the meeting in person or by proxy to submit the nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations under applicable SEC Rules; and

•	a description of any arrangement or understanding between the nominating stockholder and the nominee or any other person providing for the nomination.

Each nomination must be accompanied by the written consent of the proposed nominee to be named in the proxy statement and to serve if elected. No person may be elected as a director unless he or she has been nominated by a stockholder in the manner just described or by the Board or a committee of the Board.

Compensation of Directors

Officers who are directors receive no additional compensation for services rendered as directors. Directors who are not associates of the Company or its subsidiaries (“non-associate directors”) receive:

•	an annual retainer of $55,000 (paid quarterly in arrears);

•	an annual retainer for each standing committee Chair and member of $25,000 and $12,500, respectively, other than (i) the Chair and members of the Audit Committee who receive $40,000 and $25,000, respectively, and (ii) the members of the Executive Committee who each receive $7,500 (in each case, paid quarterly in arrears); and

•	an annual grant of 3,000 restricted stock units.

The annual restricted stock unit grant is subject to the following provisions:

•	Restricted stock units will be granted annually on the date of the annual meeting of stockholders.

•	The maximum value on the date of grant will be $300,000 (i.e., should the stock price on the grant date exceed $100 per share, the number of restricted stock units granted will be automatically scaled back to provide a maximum grant date value of $300,000).

•	The minimum value on the date of grant will be $120,000 (i.e., should the stock price on the grant date be lower than $40 per share, the number of restricted stock units granted will be automatically increased to provide a minimum grant date value of $120,000).

•	Restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the director’s death or total disability or upon a change of control of the Company.

Non-associate directors are also reimbursed for their expenses for attending Board and committee meetings and receive the discount on purchases of the Company’s merchandise extended to all Company associates.

The Company has maintained the Directors’ Deferred Compensation Plan since October 1, 1998. The Directors’ Deferred Compensation Plan was split into two plans (Plan I and Plan II) as of January 1, 2005 to comply with Internal Revenue Code Section 409A. The terms of Plan I govern “amounts deferred” (within the meaning of Section 409A) in taxable years beginning before January 1, 2005 and any earnings thereon. The terms of Plan II govern “amounts deferred” in taxable years beginning on or after January 1, 2005 and any earnings thereon. Voluntary participation in the Directors’ Deferred Compensation Plan enables a non-associate director of the Company to defer all or a part of his or her retainers, meeting fees (which are no longer paid) and stock-based incentives (including options, restricted shares of Common Stock and restricted stock units relating to shares of Common Stock). The deferred compensation is credited to a bookkeeping account where it is converted into a share equivalent. Stock-based incentives deferred pursuant to the Directors’ Deferred Compensation Plan are credited as shares of Common Stock. Amounts otherwise payable in cash are converted into a share equivalent based on the fair market value of the Company’s Common Stock on the date the amount is credited to a non-associate director’s bookkeeping account. Dividend equivalents will be credited on the shares of Common Stock credited to a non-associate director’s bookkeeping account (at the same rate as cash dividends are paid in respect of outstanding shares of Common Stock) and converted into a share equivalent. Each non-associate director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) will be to receive distribution of the amount in the account in accordance with the terms of the Directors’ Deferred Compensation Plan. Distribution of the deferred amount is made in the form of a single lump sum transfer of the whole shares of Common Stock represented by the share equivalents in the non-associate director’s bookkeeping account (plus cash representing the value of fractional shares) or annual installments in accordance with the election made by the non-associate director. Shares of Common Stock will be distributed under the 2005 Long-Term Incentive Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005, under the 2003 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005 and under the 1998 Restatement of the 1996 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes the compensation paid to, awarded to or earned by, the non-associate directors for Fiscal 2008. The Company’s Chairman and Chief Executive Officer Michael S. Jeffries is not included in this table as he is an officer of the Company and thus receives no compensation for his services as director. The compensation received by Mr. Jeffries as an officer of the Company is shown in the Fiscal 2008 Summary Compensation Table on page 40 and discussed in the text and tables included under the section captioned “EXECUTIVE OFFICER COMPENSATION” beginning on page 40. There are no amounts shown in the following table for Craig R. Stapleton as he did not join the Board until February 12, 2009.

Director Compensation for Fiscal 2008

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(5)	Awards(6)	Compensation(7)	Total

James B. Bachmann	$103,036	$211,632	$—	$—	$314,668
Lauren J. Brisky	$105,000	$211,632	$—	$—	$316,632
Russell M. Gertmenian (1)(2)	$22,321	$78,596	$—	$603,074	$703,991
John A. Golden (1)	$40,179	$83,734	$—	$304,580	$428,493
Archie M. Griffin (2)	$67,500	$211,632	$—	$—	$279,132
John W. Kessler	$92,857	$211,632	$—	$—	$304,489
Edward F. Limato	$72,321	$211,632	$—	$—	$283,953
Robert A. Rosholt (3)	$59,464	$127,074	$—	$—	$186,538
Allan A. Tuttle (4)	$80,000	$276,810	$—	$512,435	$869,245

(1)	The last day of Russell M. Gertmenian’s and John A. Golden’s service as a director was June 11, 2008. Messrs. Gertmenian’s and Golden’s annual retainers were pro-rated based on their period of service during Fiscal 2008. The Compensation Committee accelerated the vesting of the 3,000 restricted stock units which had been granted to each of Messrs. Gertmenian and Golden on June 13, 2007, by two days, as their last day on the Board was two days prior to the original vesting date.

(2)	Messrs. Gertmenian and Griffin deferred $20,089 and $33,750, respectively, of their fees pursuant to the Directors’ Deferred Compensation Plan during Fiscal 2008. These deferred fees are included in the amounts shown in the “Fees Earned or Paid in Cash” column. Refer to page 18 for a description of the Directors’ Deferred Compensation Plan.

(3)	Robert A. Rosholt joined the Board of the Company on June 11, 2008. Mr. Rosholt’s annual retainer was pro-rated from the date he joined the Board.

(4)	Allan A. Tuttle passed away on August 31, 2008 but the full annual retainer for Board and Committee service was paid to Mr. Tuttle’s estate. The annual grant of 3,000 restricted stock units made to Mr. Tuttle on June 11, 2008 vested as a result of his death, in accordance with the terms of the 2005 Long-Term Incentive Plan.

(5)	At January 31, 2009, each individual named in the table (other than Messrs. Golden, Gertmenian and Tuttle) held 3,000 restricted stock units, which were granted on June 11, 2008, following the 2008 Annual Meeting of Stockholders. Each restricted stock unit had a grant date fair value calculated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”) of $66.07, based upon the closing price of the Company’s Common Stock on the grant date and adjusted for anticipated dividend payments during the one-year vesting period.

The amounts shown in this column represent expense recognized by the Company during Fiscal 2008, determined in accordance with SFAS No. 123(R), related to grants of restricted stock units. Because the expense recognized is determined in accordance with SFAS No. 123(R), the amounts also include expense recognized related to restricted stock unit awards granted prior to Fiscal 2008. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown are accounting expense only and do not reflect the actual value received or to be received by the director. See Note 4, “Share-Based Compensation”, of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2008, filed on March 27, 2009, for assumptions used in the calculation of the amounts shown and information regarding the Company’s share-based compensation.

(6)	All of the options held by the individuals named in this table were fully vested prior to the beginning of Fiscal 2008 and, accordingly, no dollar amount was recognized in respect of these options for financial statement reporting purposes. The aggregate number of shares of Common Stock underlying options outstanding at January 31, 2009 for each individual named in this table were: (a) Mr. Bachmann — 0 shares; (b) Ms. Brisky — 7,500 shares; (c) Mr. Gertmenian — 64,000 shares; (d) Mr. Golden — 44,000 shares; (e) Mr. Griffin — 10,000 shares; (f) Mr. Kessler — 18,000 shares; (g) Mr. Limato — 10,000 shares; (h) Mr. Rosholt — 0 shares; and (i) Mr. Tuttle — 0 shares. The options held by Messrs. Golden and Gertmenian expire one year after their termination of service from the Board.

(7)	The amounts shown in the “All Other Compensation” column for Messrs. Gertmenian, Golden and Tuttle represent the distribution that each received in respect of his bookkeeping account under the Directors’ Deferred Compensation Plan, which is described on page 18. The value represented in the column equals the number of whole shares of Common Stock represented by the share equivalents in each director’s bookkeeping account multiplied by the closing price of the Company’s Common Stock on the date of distribution plus the cash representing the value of fractional shares.

Corporate Governance Guidelines

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Board Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Code of Business Conduct and Ethics, which is available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Code of Business Conduct and Ethics, which is applicable to all associates, includes a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, all Vice Presidents in the Finance Department and other designated financial associates. The Company intends to satisfy any disclosure requirements regarding any amendment, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Lauren J. Brisky (Chair), John W. Kessler, Edward F. Limato and Craig R. Stapleton. Ms. Brisky and Messrs. Kessler and Limato served as members of the Compensation Committee throughout Fiscal 2008. Mr. Stapleton was appointed to the Compensation Committee on February 12, 2009 in conjunction with his election to the Board.

Mr. Kessler, a director of the Company, has a son-in-law, Thomas D. Lennox, who was employed by the Company in a non-executive officer position as Vice President, Corporate Communications through July 19, 2008 and who received compensation (including a restricted stock unit grant) and benefits not in excess of $325,000 in Fiscal 2008.

Certain Legal Proceedings

On September 2, 2005, a purported class action, styled Robert Ross v. Abercrombie & Fitch Company, et al., was filed against the Company and certain of its officers in the United States District Court for the Southern District of Ohio on behalf of a purported class of all persons who purchased or acquired shares of the Company’s Common Stock between June 2, 2005 and August 16, 2005. In September and October of 2005, five other purported class actions were subsequently filed against the Company and other defendants in the same Court. All six securities cases allege claims under the federal securities laws related to sales of Common Stock by certain defendants and to a decline in the price of the Company’s Common Stock during the summer of 2005, allegedly as a result of misstatements attributable to the Company. Plaintiffs seek unspecified monetary damages. On November 1, 2005, a motion to consolidate all of these purported class actions into the first-filed case was filed by some of the plaintiffs. The Company joined in that motion. On March 22, 2006, the motions to consolidate were granted, and these actions (together with the federal court derivative cases described in the following paragraph) were consolidated for purposes of motion practice, discovery and pretrial proceedings. A consolidated amended securities class action complaint (the “Complaint”) was filed on August 14, 2006. On October 13, 2006, all defendants moved to dismiss that Complaint. On August 9, 2007, the Court denied the motions to dismiss. On September 14, 2007, defendants filed answers denying the material allegations of the Complaint and asserting affirmative defenses. On October 26, 2007, plaintiffs moved to certify their purported class. After briefings and argument, the motion was submitted on March 24, 2009.

On September 16, 2005, a derivative action, styled The Booth Family Trust v. Michael S. Jeffries, et al., was filed in the United States District Court for the Southern District of Ohio, naming the Company as a nominal defendant and seeking to assert claims for unspecified damages against nine of the Company’s present and former directors, alleging various breaches of the directors’ fiduciary duty and seeking equitable and monetary relief. In the following three months (October, November and December of 2005), four similar derivative actions were filed (three in the United States District Court for the Southern District of Ohio and one in the Court of Common Pleas for Franklin County, Ohio) against present and former directors of the Company alleging various breaches of the directors’ fiduciary duty allegedly arising out of the same matters alleged in the Ross case and seeking equitable and monetary relief on behalf of the Company. The Company is also a nominal defendant in each of the four later derivative actions. On November 4, 2005, a motion to consolidate all of the federal court derivative actions with the purported securities law class actions described in the preceding paragraph was filed. On March 22, 2006, the motion to consolidate was granted, and the federal court derivative actions were consolidated with the aforesaid purported securities law class actions for purposes of motion practice, discovery and pretrial proceedings. A consolidated amended derivative complaint was filed in the federal proceeding on July 10, 2006. The Company filed a motion to stay the consolidated federal derivative case and that motion was granted. The state court action was also stayed. On February 16, 2007, the Company announced that its Board of Directors had received a report of the Special Litigation Committee established by the Board to investigate and act with respect to claims asserted in the previously disclosed derivative lawsuits brought against current and former directors and management, including Chairman and Chief Executive Officer Michael S. Jeffries. The Special Litigation Committee concluded that there was no evidence to support the asserted claims and directed the Company to seek dismissal of the derivative actions. On September 10, 2007, the Company moved to dismiss the federal derivative cases on the authority of the Special Litigation Committee report and on October 18, 2007, the state court stayed further proceedings until resolution of the consolidated federal derivative cases. The Company’s motion was granted on March 12, 2009, and, on April 10, 2009, plaintiffs filed an appeal from the order of dismissal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes, as of April 15, 2009 (unless otherwise noted below), with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company (other than Mr. Jeffries, whose beneficial ownership is described in the next table), the name and address of such beneficial owner, the number of shares of Common Stock beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) and the percentage such shares comprised of the outstanding shares of Common Stock of the Company.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class(1)

FMR LLC	11,472,899	(2)	13.06%
Edward C. Johnson 3rd 82 Devonshire Street Boston, MA 02109
Capital Research Global Investors	6,620,000	(3)	7.54%
333 South Hope Street Los Angeles, CA 90071

(1)	The percent of class is based on 87,839,016 shares of Common Stock outstanding on April 15, 2009.

(2)	Based on information contained in a Schedule 13G amendment filed by FMR LLC and Edward C. Johnson 3rd with the SEC on February 17, 2009 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2008. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to beneficially own 9,468,040 shares of Common Stock (10.78% of the shares outstanding on April 15, 2009) as a result of acting as investment adviser to various registered investment companies (collectively, the “Funds”). The ownership of one investment company, Fidelity Low Priced Stock Fund, 82 Devonshire Street, Boston, Massachusetts 02109, was reported to be 8,703,740 shares of Common Stock (9.91% of the shares outstanding on April 15, 2009).

Edward C. Johnson 3rd, who is Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each was reported to have sole power to dispose of the 9,468,040 shares of Common Stock owned by the Funds. Neither FMR LLC nor Edward C. Johnson was reported to have the sole power to vote or direct the voting of the shares of Common Stock owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares of Common Stock under written guidelines established by the Funds’ Boards of Trustees.

Members of the family of Edward C. Johnson 3rd are reported to be the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority of the Series B voting shares. Through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Pyramis Global Advisors, LLC (“PGALLC”), 53 State Street, Boston, Massachusetts, an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to beneficially own 305,630 shares of Common Stock (0.35% of the shares outstanding on April 15, 2009) as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or registered investment companies owning such shares. Edward C. Johnson 3rd and FMR LLC, through its control of PGALLC, were each reported to have sole dispositive power over and sole power to vote or to direct the voting of the 305,630 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC.

Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank, was reported to beneficially own 667,279 shares of Common Stock (0.76% of the shares outstanding on April 15, 2009) as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3rd and FMR LLC, through its control of PGATC, each was reported to have sole dispositive power over 667,279 shares and sole power to vote or to direct the voting of 648,789 shares owned by the institutional accounts managed by PGATC.

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries were reported to provide investment advisory and management services to non-U.S. investment companies and certain institutional investors (collectively, the “International Funds”). FIL was reported to beneficially own 1,031,950 shares of Common Stock (1.17% of the shares outstanding on April 15, 2009), with sole dispositive power over 1,031,950 shares owned by the International Funds, sole power to vote or direct the voting of 995,600 shares and no power to vote or direct the vote of 36,350 shares held by the International Funds.

Partnerships controlled predominantly by members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL were reported to be separate and independent entities.

FMR LLC and FIL reported that they were of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other entity. However, FMR LLC made the filing of the Schedule 13G amendment on a voluntary basis as if all of the reported shares of Common Stock were beneficially owned by FMR LLC and FIL on a joint basis.

(3)	Based on information contained in a Schedule 13G filed by Capital Research Global Investors with the SEC on February 12, 2009 (with a filing date of February 13, 2009), to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2008. Capital Research Global Investors, a registered investment adviser, reported that it is deemed to be the beneficial owner of 6,620,000 shares of Common Stock as a result of acting as investment adviser to various registered investment companies. Capital Research Global Investors reported sole voting power as to 3,150,000 shares, and sole dispositive power as to 6,620,000 shares. Capital Research Global Investors disclaimed beneficial ownership of the reported shares.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by each of the current directors, by each of the named executive officers, and by all of the current directors and executive officers as a group, as of April 15, 2009.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class(2)

James B. Bachmann	4,000	*
Lauren J. Brisky	20,077	*
Diane Chang	114,128	*
Archie M. Griffin(3)	31,452	*
Leslee K. Herro	128,681	*
Michael S. Jeffries(4)	6,359,766	6.82%
Charles F. Kessler(5)	50,648	*
John W. Kessler(3)	29,531	*
Michael W. Kramer	0	*
Edward F. Limato	26,971	*
Brian P. Logan	9,559	*
Michael M. Nuzzo	6,361	*
Jonathan E. Ramsden	680	*
Robert A. Rosholt	3,000	*
Craig R. Stapleton	0	*
Directors and Executive Officers as a group (15 persons)	6,784,854	7.26%

*	Less than 1%.

(1)	Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse. Includes the following number of shares of Common Stock issuable by June 14, 2009 upon vesting of restricted shares or restricted stock units or the exercise of outstanding options which are currently exercisable or will become exercisable by June 14, 2009: Mr. Bachmann, 3,000 shares; Ms. Brisky, 10,500 shares; Ms. Chang, 93,500 shares; Mr. Griffin, 13,000 shares; Ms. Herro, 89,481 shares; Mr. Jeffries, 5,381,600 shares; Mr. Charles F. Kessler, 36,250 shares; Mr. John W. Kessler, 21,000 shares; Mr. Limato, 13,000 shares; Mr. Rosholt, 3,000 shares; and all current directors and executive officers as a group, 5,664,331 shares. Does not include any unvested restricted shares or restricted stock units or any unvested options held by directors or executive officers (other than those specified in this footnote).

(2)	The percent of class is based upon the sum of 87,839,016 shares of Common Stock outstanding April 15, 2009 and the number of shares of Common Stock, if any, as to which the named individual or group has the right to acquire beneficial ownership by June 14, 2009, either through the vesting of restricted shares or restricted stock units or upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2009.

(3)	The “Amount and Nature of Beneficial Ownership” does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan: Mr. Griffin, 13,087 shares; Mr. John W. Kessler, 5,227 shares; and all directors as a group, 18,314 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his bookkeeping account (and the amounts allocated thereto) is to receive a distribution of the whole shares of Common Stock represented by the share equivalent credited to his bookkeeping account (plus cash representing the value of fractional shares) in accordance with the terms of the Directors’ Deferred Compensation Plan.

(4)	The amount shown excludes 2,800,000 shares of Common Stock subject to the stock appreciation rights granted as part of the Retention Grant under the Jeffries employment agreement, which is described in further detail beginning on page 46. These shares are excluded due to the fact that the related stock appreciation rights are not exercisable until January 31, 2014. The amount shown includes 3,411,230 shares of Common Stock subject to options that were granted July 23, 1999 with an exercise price of $44.00 that are set to expire July 31, 2009.

(5)	Mr. Charles F. Kessler, a named executive officer, is no relation to Mr. John W. Kessler, a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, based solely on a review of the forms furnished to the Company and written representations that no other forms were required, during Fiscal 2008, all directors, officers and beneficial owners of greater than 10% of the outstanding shares of Common Stock timely filed the reports required by Section 16(a) of the Exchange Act except: John A. Golden, a former director of the Company, filed one late Form 4, reporting five transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Summary

Fiscal 2008 has brought with it one of the most challenging retail environments in decades. The Company did not escape the significant decrease in consumer spending during the second half of the year. The compensation earned by the individuals addressed in this disclosure recognizes both the Company’s significant growth from 2005 through 2007 as well as a slowdown in 2008. Much of the accounting cost of the equity awards granted during 2005 through 2007 is reflected in Fiscal 2008 compensation levels in the tables presented below. As sales slowed in the second half of Fiscal 2008, compensation programs worked as planned, slowing down incentive compensation to align with the Company’s performance. As the Company’s Common Stock price fell, the current value of previously granted equity awards was significantly reduced. Further, the tables show compensation for the entire fiscal year; however, most compensation decisions were made during the first quarter of Fiscal 2008 based primarily on Fiscal 2007 performance, and valued for accounting purposes when the Common Stock price was near its 52-week high. Equity-based charges will be lower in Fiscal 2009, a reflection of the slowing of the business and the corresponding reduction in compensation levels.

Building enduring brands remains critical to the Company’s long-term success and management takes a long-term view in operating the business to ensure the equity in its brands is never sacrificed. Despite the recent downturn in sales, management believes that the brands remain strong both in the United States and abroad. The Company still has opportunity both domestically and internationally. The Company is committed to investing strategically in key international markets as a means of achieving long-term growth potential.

The Company’s named executive officers (“NEOs”) include the following individuals who are currently serving as executive officers of the Company:

Michael S. Jeffries, Chairman and Chief Executive Officer (“CEO”)

Jonathan E. Ramsden, Executive Vice President and Chief Financial Officer

Diane Chang, Executive Vice President — Sourcing

Leslee K. Herro, Executive Vice President — Planning and Allocation

Charles F. Kessler, Executive Vice President — Female Merchandising

Michael S. Jeffries’ previous employment contract was set to expire on December 31, 2008. On December 19, 2008, the Company entered into a subsequent agreement pursuant to which Mr. Jeffries agreed to continue leading the Company as Chairman and CEO. The term of the new agreement expires on February 11, 2014. Refer to page 46 for additional details.

Effective August 18, 2008, Michael W. Kramer, Executive Vice President and Chief Financial Officer resigned from his positions with the Company. At the time of his resignation, Michael M. Nuzzo, who was then serving as the Company’s Senior Vice President — Finance, was appointed the Company’s principal financial and accounting officer, and the Company prosecuted an external search to fill the principal financial officer role. Mr. Nuzzo resigned from the Company effective September 25, 2008. Upon Mr. Nuzzo’s departure, Brian P. Logan, who was then serving as the Company’s Vice President — Controller, assumed the responsibilities of principal financial and accounting officer until Jonathan E. Ramsden commenced his services as Executive Vice President and Chief Financial Officer. Because each of Mr. Kramer, Mr. Nuzzo and Mr. Logan served as principal financial officer for some portion of Fiscal 2008, they are all NEOs for Fiscal 2008. Thus, this Compensation Discussion and Analysis will include discussion applicable to all three, as well as the other NEOs listed above.

Compensation Objectives

The compensation programs are governed by the Compensation Committee of the Company’s Board, which is comprised solely of independent, non-associate directors of the Company. See the description of the Compensation Committee beginning on page 11.

The Company operates in the fast-paced and highly competitive arena of specialty retail. To be successful, the Company must attract and retain key creative and management talents that thrive in this environment. The Company identifies and recruits elite candidates to join the organization — it sets high goals and expects superior performance. The Company’s executive compensation structure is designed to support this culture. As such, the Company’s executive compensation and benefit programs are designed to:

•	drive high performance to achieve financial goals and create stockholder value;

•	reflect the strong team-based culture of the Company;

•	provide competitive compensation opportunities compared to similar retail industry organizations and other companies that represent the market for high caliber executive talent;

•	be cost-efficient and fair to associates, management and stockholders; and

•	be well-communicated and understood by program participants.

Working with management and outside advisors (described below), the Compensation Committee has developed a compensation and benefits strategy that rewards the performance, behaviors and culture the Company believes will drive long-term success.

•	The compensation program is designed to reflect the Company’s team-based culture. This means both annual cash incentive compensation and long-term equity compensation are tied to the financial results of the Company as a whole. This team-based approach fosters an environment of cooperation that has been instrumental in the Company’s success.

•	The compensation strategy places a major portion of total compensation at risk in the form of annual and long-term incentive programs. For NEOs, the majority of their total compensation is contingent upon Company financial performance and movement in the market price of the Company’s Common Stock. As shown in the Fiscal 2008 Summary Compensation Table on page 40, base salaries for current NEOs who served as officers for all of Fiscal 2008 represented between 9% and 25% of total compensation for all of these NEOs.

•	The combination of annual and long-term incentives is meant to balance short-term operational objectives, such as the achievement of seasonal net income targets, and the long-term return on investment for stockholders. The appropriate incentives create the balance for management to consider decisions in the context of both short-term and long-term results. For the NEOs who served as such for the entire fiscal year, target annual cash incentive opportunities ranged from 75% to 120% of base salary, and annual long-term incentive targets ranged from 350% to 400% of base salary.

•	The compensation strategy provides competitive compensation commensurate with performance. The Compensation Committee reviews the range of incentives that can be earned (i.e., from threshold to maximum) and establishes performance goals appropriate for the incentive awards (e.g., top quartile compensation is only earned for top quartile performance, while below target performance results in below target compensation).

•	The compensation strategy promotes a long-term commitment to the Company. The Company believes there is great value in creating a team of tenured, seasoned professionals. The Company encourages this long-term commitment through the vesting schedules of restricted stock unit awards and option awards.

Role of the Compensation Committee

In making executive compensation decisions, the Compensation Committee is advised by both independent counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), and an independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”). The only services that Pearl Meyer and Gibson Dunn perform for the Company are at the direction of the Compensation Committee. Pearl Meyer and Gibson Dunn did not provide any services to the Company other than executive and director compensation consulting in Fiscal 2008. In this regard, the Compensation Committee has adopted a policy regarding the use of outside compensation consultants that provides as follows:

If the Committee retains a compensation consultant to provide advice, information and other services to the Committee relating to the compensation of the Company’s Chief Executive Officer, its officers identified in Rule 16a-1(f) under the Exchange Act or its non-employee directors or other matters within the responsibility of the Committee, such consultant may only provide services to, or under the direction of, the Committee and is prohibited from providing any other services to the Company.

The Compensation Committee has the right to terminate the services of counsel and the compensation consultant at any time. While the Compensation Committee retains Gibson Dunn and Pearl Meyer directly, in carrying out assignments, Gibson Dunn and Pearl Meyer interact with the Company’s Senior Vice President of Human Resources, the Company’s office of General Counsel and the Company’s Chief Financial Officer and their respective staffs in order to obtain compensation and performance data for the executive officers and the Company. In addition, the Compensation Committee’s advisors may, at their discretion, seek input and feedback from management regarding their work product prior to presentation to the Compensation Committee in order to confirm information or address other similar issues. Representatives from Gibson Dunn and Pearl Meyer are present at all Compensation Committee meetings. Both firms provide independent perspectives on any management proposals. Gibson Dunn and Pearl Meyer representatives may remain during “executive session” for open dialogue on proposals.

Only Compensation Committee members vote on its decisions regarding executive compensation. The Compensation Committee consults with the CEO to discuss his own goals and targets, and to obtain his recommendations for compensation of other executive officers, but ultimately decisions of the Compensation Committee regarding compensation for the CEO and other executive officers are made solely by the Compensation Committee, with input from management and its advisors. The Compensation Committee often requests certain Company executive officers to be present at Compensation Committee meetings where executive compensation and Company and individual performance are discussed and evaluated so they can provide input into the decision-making process. Executive officers may provide insight, suggestions or recommendations regarding executive compensation during periods of general discussion, but do not have a vote in any decision-making.

Compensation and Benefits Structure

Pay Level — determination of the appropriate pay opportunity

Pay levels for all associates of the Company, including the NEOs listed in the Fiscal 2008 Summary Compensation Table on page 40, are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, current compensation, experience and expertise, pay levels in the marketplace for similar positions, as well as internal pay equity relationships between the executive officers and the CEO and the performance of the individual, his/her business unit and the Company as a whole. The Compensation Committee approves the pay levels for all the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

In determining the “competitive market,” the Compensation Committee uses a number of sources. The primary data source used in setting competitive market levels for the NEOs is information publicly disclosed by the peer group of retail companies listed below. Annually, the compensation consultant to the Compensation Committee reviews the list of peer companies with the Committee. The annual review takes into consideration such factors as revenue, market capitalization and geographic location. The Compensation Committee reviews information on all forms of compensation — (e.g., salary, bonus, short and long-term incentives). In 2007, this list was expanded from 11 to 20 companies. The decision to expand the list in 2007 was made so that year-to-year findings were less volatile and less likely to be subject to single year “aberrations” in pay among the comparator companies. The list remained unchanged for 2008. The public information for the peer companies is supplemented with survey data, which provides position-based compensation levels across broad industry segments. The compensation consultant to the Compensation Committee utilizes survey data from multiple providers, including Mercer, Hay Group, ICR Limited, Hewitt Associates, Inc., and Watson Wyatt Worldwide, Inc. The Compensation Committee does not make any of the decisions on the exact companies that participate in these surveys, and therefore the Committee views the name of each such company as immaterial to its decision-making process. For corporate staff positions, such as the Chief Financial Officer, the Compensation Committee considers survey data based on companies of similar size, without regard to industry. For industry specific positions, such as the Executive Vice Presidents of Sourcing and Planning & Allocation, the Compensation Committee considers retail industry survey data for companies of a similar size.

Peer Companies Used by the Compensation Committee:

Aeropostale, Inc.	American Eagle Outfitters, Inc.
AnnTaylor Stores Corporation	Coach, Inc.
The Gap, Inc.	Guess?, Inc.
J. Crew Group, Inc.	Jones Apparel Group, Inc.
Kenneth Cole Productions, Inc.	Limited Brands, Inc.
Liz Claiborne, Inc.	Nordstrom, Inc.
Polo Ralph Lauren Corporation	Quiksilver, Inc.
Saks Incorporated.	The Talbots, Inc.
Tiffany & Co	The Timberland Company
Urban Outfitters, Inc.	Williams-Sonoma, Inc.

Financial Performance Measures of the Company as compared to the Peer Companies:

	Sales	Net Income	Net Profit	Market Cap	5-yr
	(000,000)	(000,000)	Margin	(000,000)	TSR(1)

25th Percentile	$1,873	($173)	(6.3%)	$287	(28.3%)
Median	$2,924	$102	3.5%	$1,124	(21.4%)
75th Percentile	$3,709	$220	7.7%	$2,552	(12.1%)
ANF	$3,540	$272	7.7%	$1,554	(6.5%)

(1)	TSR = (End Price — Beginning Price + Dividends)/Beginning Price

Relative to the competitive market data, the Compensation Committee intends that the overall total compensation opportunity for the executive group will be approximately the 75th percentile of identified comparator companies for the achievement of target performance. This same market positioning is used for other professionals within the Company. In view of the Company’s competitive industry, its high profile, its need for highly qualified individuals in creative areas, and its geographic location, the Compensation Committee believes that this top quartile positioning is both necessary and appropriate. Furthermore, the Company has a history of setting challenging performance targets, and the top quartile target compensation levels are consistent with this goal-setting.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors. The Compensation Committee does not precisely benchmark each executive officer’s compensation to market levels on an annual basis, but does review market information and, in a given year, may engage in a more detailed review which may result in significant adjustments to a given executive officer’s compensation. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of overall Company financial goals and the creation of stockholder value. In some instances, the amount and structure of compensation are affected by negotiations with executive officers, which reflect an increasingly competitive market for quality managerial talent.

Pay Mix —	Determination of each element of compensation, its purpose and design, and its relationship to the overall pay program

The Company’s compensation program consists of the following elements:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance

•	Annual Incentive Compensation Program — variable pay that is designed to reward attainment of annual business goals, with target award opportunities expressed as a percentage of base salary

•	Long-Term Incentive Program — stock-based awards tied to retention and increases in stockholder value over longer terms, and intended to tie the interests of executive officers to those of stockholders

•	Benefits — additional programs offered to attract and retain capable executive officers

Base Salary

Executive officer base salaries reflect the Company’s operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executive officers and salaries paid for comparable positions within an identified compensation peer group. The Compensation Committee intends that base salary, together with other principal components of compensation at target opportunity levels, will approximate the 75th percentile of identified comparator companies’ levels and the Compensation Committee periodically evaluates market base salaries for comparable roles among retailers and general industry. Nevertheless, no specific weighting is applied to the factors considered in setting the level of base salary, and thus the process relies on the subjective exercise of the Compensation Committee’s judgment.

Annual Incentive Compensation Plan

The Incentive Compensation Performance Plan (the “Incentive Plan”), approved by stockholders at the 2007 Annual Meeting, is designed to focus on and reward short-term operating performance. It is the broadest of the Company’s management incentive programs, covering approximately 939 participants, including the CEO and the other NEOs. The Incentive Plan has target incentive levels, expressed as a percentage of base salary, for each level of associate. Each participant in the Incentive Plan is assigned to an incentive level based on his/her position within the Company, with higher levels of associates having more pay at risk. The short-term incentive level for each associate is determined in conjunction with the other principal elements of compensation (base salary and long-term incentives). All elements combined should approximate the 75th percentile of identified comparator companies’ levels.

	Minimum	Payout at	Target	Maximum
	Annual	Threshold	Annual	Annual
	Incentive	Performance	Incentive	Incentive
	as a % of	as a % of	as a % of	as a % of
NEO	Base Salary	Base Salary	Base Salary	Base Salary

Michael S. Jeffries	0%	30%	120%	240%
Jonathan E. Ramsden	0%	18.75%	75%	150%
Diane Chang	0%	18.75%	75%	150%
Leslie K. Herro	0%	18.75%	75%	150%
Charles F. Kessler	0%	18.75%	75%	150%
Michael W. Kramer	0%	18.75%	75%	150%
Michael M. Nuzzo	0%	7.5%	30%	60%
Brian P. Logan	0%	6.25%	25%	50%

The Company’s Incentive Plan is divided into two six-month periods that correspond to the Company’s selling seasons, February through July (the “Spring” season) and August through January (the “Fall” season). The participant’s annual opportunity is divided into two performance periods — the target incentive payout for the Spring season equals 40% of the annual target incentive opportunity and the target incentive payout for the Fall season equals 60% of the annual target incentive opportunity. The split in the annual target incentive opportunity is based on historical seasonality of operating results going back several years. Actual awards under the Incentive Plan vary based upon actual performance of the Company relative to the goals set by the Compensation Committee at the beginning of each season (as discussed in the section captioned “Pay-for-Performance”, below). The maximum incentive opportunity that can be earned under the Incentive Plan is two times the target award, for the achievement of “outstanding” performance. For performance falling in between the “threshold,” “target” and “maximum” performance levels, the Company awards bonus amounts on an interpolated basis.

The Compensation Committee administers the Incentive Plan so that payments under the Incentive Plan will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

Long-Term Incentive Program for NEOs other than the CEO

Long-term incentives are used to balance the short-term focus of the annual cash incentive compensation program by tying a significant portion of total compensation to performance achieved over multi-year periods. Under the 2005 Long-Term Incentive Plan (the “2005 LTIP”), which was approved by stockholders at the 2005 Annual Meeting, and the 2007 Long-Term Incentive Plan (the “2007 LTIP”), which was approved by stockholders at the 2007 Annual Meeting, the Compensation Committee may grant a variety of long-term incentive vehicles, including options, stock appreciation rights (“SARs”), restricted stock units, and performance shares. For NEOs other than the CEO, the Company currently relies on a combination of restricted stock units, options and SARs. The combination of the types of awards provides a balance between retention (through restricted stock units) and long-term performance (through options and SARs), as described below. Furthermore, the use of stock-based compensation in the long-term incentive program balances the cash-based short-term incentive pay (i.e., base salary and annual cash incentive payouts).

In general, the restricted stock unit grants have historically vested according to the schedule below, provided that the associate continues to work for the Company through the vesting dates. The weighting of the vesting toward the later years rewards retention.

Vesting Date	Annual Vesting	Cumulative Vesting

1st Anniversary of Grant Date	10% of grant	10% of grant
2nd Anniversary of Grant Date	20% of grant	30% of grant
3rd Anniversary of Grant Date	30% of grant	60% of grant
4th Anniversary of Grant Date	40% of grant	100% of grant

Beginning with awards made to Executive Vice Presidents who were NEOs on the Fiscal 2008 grant date, the Company added a performance component to the vesting schedule for restricted stock units. The restricted stock units will vest 25% a year if net income grows at 2% or more over the previous year’s net income achievement. If this performance hurdle is not met, the restricted stock unit award will not vest in accordance with the vesting schedule for that year. The executive officer has the opportunity to earn back this unvested portion of the award if cumulative performance hurdles are met in subsequent years. The Compensation Committee retains the right to adjust equity vesting schedules for specific circumstances. For example, the Compensation Committee offered an inducement grant to Mr. Ramsden to secure employment, a portion of which had strictly time based vesting, as described in the Fiscal 2008 Grants of Plan-Based Awards Table on page 44.

In general, option and SAR grants vest according to the schedule below, provided that the associate continues to work for the Company through the vesting dates.

Vesting Date	Annual Vesting	Cumulative Vesting

1st Anniversary of Grant Date	25% of grant	25% of grant
2nd Anniversary of Grant Date	25% of grant	50% of grant
3rd Anniversary of Grant Date	25% of grant	75% of grant
4th Anniversary of Grant Date	25% of grant	100% of grant

While the Company believes that both retention and long-term performance are important objectives for a long-term incentive program, the Company also believes that the “at risk” component of the long-term incentive program should be higher for the more senior executive officers. Therefore, the ratio of restricted stock units to options varies by level of participant. When compared to the percentage of the total long-term award value received by a majority of the associates in the form of restricted stock units versus options, the more senior executive officers receive a relatively lower percentage of their long-term award value in the form of restricted stock units and a relatively higher percentage in the form of options. For the current NEOs (other than the CEO), approximately 70% of their total long-term incentive award is in the form of restricted stock units and 30% in the form of options. This split is calculated based on the number of shares of Common Stock underlying the awards granted and the grant price.

Equity awards for the CEO are established by the terms of his employment agreement and described beginning on page 46.

Target long-term incentive award levels are set to generally fall at or above the 75th percentile of identified comparator companies’ levels. The Compensation Committee also assesses aggregate share usage and dilution levels in comparison to the peer group companies and general industry norms. Within these general grant guidelines, individual awards may be adjusted up or down to reflect the performance of the executive officer and his or her potential to contribute to the success of the Company’s initiatives to create stockholder value and other individual considerations.

The Compensation Committee has adopted an Equity Grant Policy pursuant to which it reviews and approves individual grants for the NEOs, as well as the total number of options, SARs and restricted stock unit grants made to all associates. The annual grants are reviewed and approved at the Compensation Committee’s scheduled March meeting. The grant date for these annual grants is the date of the Compensation Committee meeting at which they are approved. Administration of restricted stock unit, option and SAR awards is managed by the Company’s human resources department and specific instructions related to timing of grants are given directly by the Compensation Committee. The Company has no intention, plan or practice to select annual grant dates for NEOs in coordination with the release of material, non-public information, or to time the release of such information because of award dates.

Benefits

As associates of the Company, the NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

In addition to the qualified Abercrombie & Fitch Co. Savings and Retirement Plan (the “401(k) Plan”), the Company has a nonqualified deferred compensation plan, the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan (the “Nonqualified Savings and Supplemental Retirement Plan”), that allows executive officers to defer a portion of their compensation over-and-above the Internal Revenue Service (“IRS”) limits imposed on the Company’s 401(k) Plan. The Company also makes matching and retirement contributions to the Nonqualified Savings and Supplemental Retirement Plan on behalf of the participants. Company contributions have a five-year vesting schedule. The Nonqualified Savings and Supplemental Retirement Plan allows participants the opportunity to save and invest their own money on the same basis (as a percentage of their pay) as other associates under the 401(k) Plan. Furthermore, the Nonqualified Savings and Supplemental Retirement Plan is competitive, and the Company’s contribution element provides retention value. The Company’s Nonqualified Savings and Supplemental Retirement Plan is further described and Company contributions and the individual account balances for the NEOs are included under the section captioned “Nonqualified Deferred Compensation” beginning on page 51. The Company provides a separate Supplemental Executive Retirement Plan to the Company’s Chairman and CEO, the material provisions of which are described under the section captioned “Pension Benefits” beginning on page 50.

The Company offers a life insurance benefit for all full-time employees equal to two-times base salary. For Vice Presidents and above, the death benefit is set at four-times base salary.

The Company offers a long-term disability benefit to all full-time associates which covers 60% of base salary for the disability period. In addition, the Company offers an executive long-term disability plan for all employees earning over $200,000 in base salary which covers an additional 15% of base salary and 75% of target bonus for the disability period.

The Company does not offer perquisites to its executive officers that are not widely available to all full-time associates, with the exception of the CEO, who is provided certain perquisites, including private air travel and life insurance, pursuant to the terms of his employment agreement, as more fully described in the footnotes to the Fiscal 2008 Summary Compensation Table on page 40. The Compensation Committee has carefully considered the provision of these benefits, including private air travel and personal security, and approved those benefits out of concern for the CEO’s safety. In approving the private air travel, the Compensation Committee also took into account the CEO’s extensive travel schedule, which, whether primarily for personal or business purposes, nearly always includes a business element (for example, visits to Company stores or potential store locations).

While the Company supports equity ownership by management through the granting of options, SARs and restricted stock units, it does not have formal stock ownership guidelines. The Company believes its management team has been sufficiently motivated to long-term equity ownership without the need to adopt such requirements.

Employment Agreements, Severance and Change-in-Control Benefits

The Compensation Committee carefully considers the use and conditions of employment agreements. The Compensation Committee recognizes that, in certain circumstances, formal written employment contracts are necessary in order to successfully recruit senior executive officers. Currently, only Mr. Jeffries, the CEO, has such an employment contract, the material provisions of which are described in the section captioned “Employment Agreement with Mr. Jeffries” beginning on page 46. The Compensation Committee believes it is in the best interest of the Company to ensure that Mr. Jeffries’ employment is secured through the use of a contract. Although the Company has existed for more than 100 years, Mr. Jeffries’ role is more akin to founder or lead creative talent than a typical CEO. His vision has transformed the Company into one of the most successful and widely known teen retailers of today.

All associates, including the NEOs (other than the CEO with respect to awards granted to him pursuant to his employment agreement) are entitled to certain benefits in the event of termination due to death or disability or a change in control as set forth in the plan documents for the Company’s stock-based compensation plans. The foregoing arrangements are discussed in further detail in the section captioned “Potential Payments Upon Termination or Change in Control” beginning on page 54.

Other Compensation Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executive officers and associates, the Compensation Committee examines the accounting cost associated with the grants. Under SFAS No. 123(R), grants of options, SARs, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. Share-based compensation expense is recognized, net of estimated forfeitures, over the requisite service period on a straight line basis. The Company estimates the fair value of options and SARs granted using the Black-Scholes option-pricing model. In the case of restricted stock units, the Company calculates the fair value of the restricted stock units granted as the market price of the underlying Common Stock on the date of issuance adjusted for anticipated dividend payments during the vesting period.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer and the other named executive officers (excluding the chief financial officer). Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of the executive compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make pay decisions (such as the determination of the CEO’s base salary) that result in compensation expense that is not fully deductible under Section 162(m). For Fiscal 2008, the lost deduction was approximately $37.4 million. This lost deduction related primarily to tax expense as a result of the Chairman and CEO’s new employment agreement, which pursuant to Section 162(m) results in the exclusion of previously recognized tax benefits. Under the previous employment agreement, the Company recorded deferred tax assets based on the anticipated delivery of benefits to the CEO in the calendar year following the year of his retirement. As a result of the new employment agreement, the CEO receives the benefits during his employment; therefore, the expected tax benefits will no longer be available. In addition, a portion of the Fiscal 2008 lost deduction related to restricted stock unit awards to Ms. Chang and Ms. Herro, which were made prior to Fiscal 2008. Beginning in Fiscal 2008, restricted stock unit grants made to these NEOs have a performance-based vesting schedule that would qualify any compensation recognized from the grants as performance-based compensation under Section 162(m).

Pay-for-Performance — determination of the performance measures and goals used in the pay programs

The Company uses several vehicles to create a strong link between pay and performance:

The Incentive Plan rewards participants for the achievement of short-term, operational goals. As mentioned above, the Company has used the Incentive Plan as a means to focus the organization on the achievement of seasonal financial performance goals. For Fiscal 2008, the Company performance measure for both the Spring and Fall seasons was Net Income. The metrics for each period were as follows:

Spring 2008 Metric (Net Income $000s)
	Below
	Threshold	Threshold	Target	Maximum	Actual
% Payout	0%	25%	100%	200%	67%

Net Income	$0	$135,561	$142,696	$159,820	$139,948

The threshold was set to be equal to 96% of Spring 2007 actual performance in light of economic conditions. The target was set to be 1% above Spring 2007 actual performance. The performance band was asymmetrical with maximum payout set 12% above target and a minimum payout 5% below target to provide greater incentive for outstanding performance.

Fall 2008 Metric (Net Income $000s)
	Below
	Threshold	Threshold	Target	Maximum	Actual
% Payout	0%	25%	100%	200%	0%

Net Income	$0	$294,750	$327,500	$360,250	$132,307

The threshold was set to be approximately 12% below Fall 2007 actual performance. The target was set to be approximately 2% below actual Fall 2007 performance. The performance band had a maximum payout set 10% above target and a minimum payout 10% below target.

Performance measures for the Incentive Plan have “threshold” requirements, below which no awards are earned or paid. The maximum amount that can be earned under the Incentive Plan is two times the target award opportunity. The Compensation Committee reviews and approves these performance levels on a semi-annual basis. In setting the threshold, target and maximum performance levels, the Compensation Committee considers a number of factors, including the Company’s historical performance, the current budget and the long-term forecasts, peer company performance, and general economic trends and conditions. As noted earlier, the Compensation Committee intends target performance levels to represent challenging, but achievable, performance, consistent with the 75th percentile of identified comparator companies’ target pay levels. Fiscal Spring 2008 target was set to be greater than Fiscal Spring 2007 actual performance. When the performance measures for Fiscal Fall 2008 were established, the beginning of the economic downturn was becoming evident across the retail sector. The Compensation Committee tried to balance the incentive value of the Incentive Plan with the desire to constantly improve performance. The target for Fiscal Fall 2008 was set slightly lower than Fiscal Fall 2007 actual performance. The Compensation Committee believed that given the significant drop off in consumer spending, achieving Fiscal 2007 performance would be a substantial accomplishment. Maximum performance levels are intended to represent superior performance.

The Incentive Plan gives the Compensation Committee members discretion to adjust cash incentive payouts downward based on their business judgment. However, the Compensation Committee may not adjust cash incentive payouts upward under the terms of the Incentive Plan.

Clawback Policy

The plans pursuant to which short-term and long-term incentive compensation is paid to Company executive officers (i.e., the Company’s Incentive Plan, 2005 LTIP and 2007 LTIP) each include a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid. Each of the plans provides that if (i) a participant (including one or more NEOs) has received payments under the plan pursuant to the achievement of a performance goal, (ii) the Compensation Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of such payment would not have been paid, given the correct data, then such portion of any such payment paid to the participant must be repaid by such participant to the Company. This provision provides significant protection to the Company since there is no requirement of misconduct on the part of the plan participant before the policy is triggered.

Fiscal 2008 Compensation Actions

CEO Employment Agreement

As noted above, the Compensation Committee believes it is in the best interest of the Company to secure Mr. Jeffries’ employment through the use of a contract since it is his role and vision that have transformed the Company into one of the strongest retailers in the country. Mr. Jeffries and the Company were party to an employment agreement that was scheduled to expire on December 31, 2008. Given his role and vision for the Company, the Compensation Committee was keenly interested in keeping Mr. Jeffries engaged in the Company’s business and thus desired a long-term employment contract that would motivate Mr. Jeffries’ performance, while simultaneously seeking to implement best practices with respect to executive compensation and corporate governance. The Compensation Committee believes that these goals were attained and reflected in the new employment agreement entered into as of December 19, 2008. In particular:

•	The agreement has a five-year term, ending February 1, 2014, and as such represents a long-term commitment from Mr. Jeffries to the Company;

•	The agreement provides for a retention grant of an aggregate of 4,000,000 SARs that fully vest only upon Mr. Jeffries’ completion of the five-year term as an active employee of the Company. In the case of Mr. Jeffries’ involuntary termination of employment not for cause or his disability or death prior to February 1, 2014, he would only be entitled to a pro-rata portion of the retention grant award. For further details of the retention grant, refer to the terms of the employment agreement provided beginning on page 46;

•	The agreement is designed to deliver equity awards to Mr. Jeffries that are closely tied to and reflect sustained stockholder value creation. As such (i) 50% of the SARs subject to the retention grant were or will be awarded with exercise prices that exceed the fair market value of the underlying Common Stock on the grant date (with such exercise prices ranging from 120% to 180% of the fair market value of the underlying Common Stock on the grant date of the SARs), and (ii) Mr. Jeffries’s future equity awards (beyond the SARs subject to the retention grant), if any, will be equal to 2.5% of the amount by which the Company’s total stockholder return exceeds the cash compensation and pension benefits paid to or earned by Mr. Jeffries, capped at 25% of adjusted operating income (as defined in the agreement) for the fiscal period to which the award relates. For further details of the potential future equity awards, refer to the terms of the employment agreement provided beginning on page 46; and

•	The shares of Common Stock issued to Mr. Jeffries upon exercise of the SARs subject to the retention grant after completion of the five-year contract term are subject to mandatory holding periods, which prohibit sales or other transfers of the shares of Common Stock for a period of 6 months (for 50% of the shares) or 12 months (for the remaining 50%) following expiration of the term.

As noted above, additional details of the employment agreement and the vesting and other terms of the semi-annual grants and the retention grant made and to be made to Mr. Jeffries under the terms of the employment agreement are provided beginning on page 46.

Other Actions

In establishing the aggregate base salary increase budget, the Company reviewed market data on projected base salary increases published by numerous sources including WorldatWork and Towers Perrin. Increases for the NEOs during the annual salary review (excluding the CEO) averaged 7.0%. The CEO received no salary increase. The current NEOs’ salary increases were determined based on their performance rating. With the exception of Messrs. Nuzzo and Logan, the performance rating was determined subjectively by the CEO. The performance rating of Messrs. Nuzzo and Logan was determined subjectively by the Chief Financial Officer, as neither individual was a NEO at the time performance ratings were given.

The Incentive Plan goals are set seasonally. For the Spring 2008 season, the Company made total cash incentive payouts of approximately $5.3 million to a total of 894 associates, including NEOs, under the Incentive Plan. This payout represented 67% of target, based on performance relative to the goals established at the beginning of the year. For the Fall 2008 season, the Company did not achieve the threshold level performance and no payouts were made to any associates, including NEOs.

In Fiscal 2008, the Company granted a total of 734,369 restricted stock unit awards to a total of 1,028 associates, including the NEOs. In addition, the Company granted a total of 460,800 options to a total of 68 associates, including the NEOs. The grant levels are based on long-term equity value necessary to achieve the Company’s desired 75th percentile of identified comparator companies positioning for the participants. As outlined in the 2008 employment agreement with Michael Jeffries as described beginning on page 46, the Company granted the first portion of the retention grant (40% of the 4,000,000 SARs) in December 2008.

Before the Compensation Committee approves the equity grants in total, the Committee reviews the overall dilution represented by the awards to ensure that the overall share usage is consistent with competitive practice. The total number of shares subject to awards granted in Fiscal 2008, represented 3.2% of the Company’s shares of Common Stock outstanding as of January 31, 2009. The Company’s three-year average burn rate is well within industry standards under the burn rate policy of the proxy advisory firm Risk Metrics Group, Inc.* The Company’s equity usage is well below the median on a trailing three-year average basis for the 20 comparator companies. For the Fiscal 2008 grant of restricted stock units with performance-based vesting, described in further detail on page 32, the first year’s net income metric of 2% growth over the previous fiscal year’s net income was not achieved (as of the first anniversary of the grant in March 2009); thus, the shares allocated to the first year did not vest (but will potentially be earned back subject to the satisfaction of future performance hurdles).

In the Form 8-K filed on July 24, 2008, the Company announced that Michael W. Kramer would be terminating employment as Executive Vice President and Chief Financial Officer of the Company on August 18, 2008. The Company entered into a separation agreement with Mr. Kramer to secure certain employee covenants (i.e., non-solicitation, confidentiality, non-competition, non-disclosure, non-disparagement and cooperation). In exchange for Mr. Kramer’s entering into these covenants, the Company agreed to the following consideration:

•	Severance: The equivalent of twelve (12) months base salary in the amount of $775,000, less applicable taxes and withholdings.

•	Incentive Compensation Bonus: An amount equal to the incentive compensation bonus for the period from February 1, 2008 through July 31, 2008 (Spring 2008), determined on the same basis as other similarly situated executive officers of the Company based on the Company’s performance for the six-month period, less applicable taxes.

•	Equity Compensation: The Company agreed to accelerate the vesting of certain of Mr. Kramer’s outstanding stock awards that would otherwise vest prior to August 9, 2009. The Company accelerated the vesting of 30,938 restricted stock units, pursuant to which restrictions lapsed on July 30, 2008 and were deposited in Mr. Kramer’s brokerage account, net of tax withholding, and 42,000 non-qualified stock options. All vested stock options held by Mr. Kramer were exercisable for a period of three months following August 18, 2008;

•	Medical and Dental Insurance Continuation: The Company will pay Mr. Kramer’s monthly health care and dental care continuation costs for family coverage under COBRA for a period not to exceed twelve months from July 30, 2008, or the date on which Mr. Kramer becomes eligible to participate in the medical plan of a subsequent employer, whichever occurs earlier.

•	Benefits consistent with termination for the following employee benefit plans: Life Insurance, the Company’s 401(k) Plan, unused vacation and the Nonqualified Savings and Supplemental Retirement Plan.

* The Risk Metrics burn rate policy converts full-value shares to option equivalents based on the company stock price volatility. For the Company, converting each full-value award to 1.5 option equivalents yields a three-year average burn rate of 2.27%. This compares to the Risk Metrics maximum allowable burn rate for the Company’s retail industry grouping of 3.12%.

On November 7, 2008, the Company announced that after a nation-wide search, Jonathan Ramsden had accepted an offer of employment to become Executive Vice President and Chief Financial Officer. Mr. Ramsden’s compensation package was determined through negotiations with Mr. Ramsden. The proposed offer was reviewed with the Compensation Committee prior to extending the offer to Mr. Ramsden. Pearl Meyer reviewed the proposed package against relevant market data for similarly sized companies, as well as the Company’s retail comparators, and discussed their findings with the Compensation Committee. The Compensation Committee approved the offer. The offer was then extended by the Company and accepted by Mr. Ramsden.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board reviewed the “COMPENSATION DISCUSSION AND ANALYSIS” and discussed it with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board*:

Lauren J. Brisky (Chair)	John W. Kessler	Edward F. Limato

* Craig R. Stapleton did not become a member of the Compensation Committee until February 12, 2009 and, as a result, did not participate in the compensation decisions discussed in the “COMPENSATION DISCUSSION AND ANALYSIS.”

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to or earned by the NEOs for Fiscal 2008, the fiscal year ended February 2, 2008 (“Fiscal 2007”) and the fiscal year ended February 3, 2007 (“Fiscal 2006”). Since the amounts shown in the Stock Awards and Option Awards columns of the table, as required, represent expense recognized by the Company during Fiscal 2008, Fiscal 2007 and Fiscal 2006, the total compensation amount shown may be significantly different from the compensation that was actually paid to the Company’s NEOs during the periods shown.

Fiscal 2008 Summary Compensation Table

								Change in
								Pension Value
								and Nonqualified
						Non-Equity		Deferred
	Fiscal			Stock	Option	Incentive Plan		Compensation	All Other
Name and Principal Position During 2008 Fiscal Year	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)	Awards ($)(3)	Compensation ($)(4)		Earnings ($)(5)	Compensation ($)(6)	Total ($)

Michael S. Jeffries	2008	$1,500,000	$—	$5,317,013	$296,827	$6,482,400	(12)	$288,748	$2,027,123	$15,912,111
Chairman and Chief	2007	$1,500,000	$—	$5,049,329	$9,543	$1,940,400		$1,534,842	$1,414,668	$11,448,782
Executive Officer	2006	$1,494,231	$—	$5,713,367	$8,431,484	$2,228,400		$6,735,918	$1,593,518	$26,196,918

Jonathan E. Ramsden	2008	$107,692	$150,000	$28,072	$14,991	$—		$—	$20,160	$320,915
Executive Vice President and Chief Financial Officer(7)

Diane Chang	2008	$910,385	$—	$2,116,367	$925,035	$183,915		$67,605	$183,389	$4,386,696
Executive Vice President —	2007	$851,923	$—	$2,084,047	$674,601	$691,268		$28,958	$248,077	$4,578,874
Sourcing	2006	$826,058	$—	$1,933,322	$428,173	$756,728		$19,841	$254,742	$4,218,864

Leslee K. Herro	2008	$910,385	$—	$2,116,367	$925,035	$183,915		$100,735	$180,863	$4,417,300
Executive Vice President —	2007	$851,923	$—	$2,084,047	$674,517	$691,268		$43,116	$245,908	$4,590,779
Planning and Allocation	2006	$826,058	$—	$1,935,575	$443,559	$756,728		$30,504	$262,510	$4,254,934

Charles F. Kessler	2008	$775,770	$—	$1,782,645	$389,716	$100,500		$15,040	$119,265	$3,182,936
Executive Vice President — Female Merchandising(8)

Michael W. Kramer	2008	$413,462	$—	$314,714	$(224,022)	$155,775		$27,018	$955,228	$1,642,175
Former Executive Vice	2007	$723,077	$—	$1,377,675	$535,706	$586,163		$7,603	$62,080	$3,292,304
President and Chief Financial Officer(9)	2006	$586,538	$—	$834,030	$262,152	$479,150		$1,403	$223,774	$2,387,047

Michael M. Nuzzo	2008	$208,058	$—	$(84,091)	$(7,799)	$32,160		$7,576	$57,883	$213,787
Former Senior Vice President — Finance(10)

Brian P. Logan	2008	$246,462	$—	$171,088	$24,841	$17,320		$3,196	$39,739	$502,646
Vice President — Finance and Controller(11)

(1)	The amount shown in this column for Mr. Ramsden represents a sign-on bonus paid by the Company on December 26, 2008, in connection with his becoming an executive officer of the Company.

(2)	The amounts shown in this column represent expense recognized by the Company for financial statement reporting purposes for the fiscal years shown, determined in accordance with SFAS No. 123(R), related to grants of restricted stock units. Because the expense recognized is determined in accordance with SFAS No. 123(R), which requires the fair value of each grant to be expensed over the requisite service period, the amounts shown also include expense recognized for the particular fiscal year related to restricted shares and restricted stock unit awards granted in prior years. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not necessarily reflect the actual value received by the NEOs. See Note 4 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND

SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2008, filed on March 27, 2009 and Note 4 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2007, filed on March 28, 2008, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation.

The amounts shown in this column for Messrs. Kramer and Nuzzo include the reversal of expense under SFAS No. 123(R), related to restricted stock units that were forfeited upon termination of employment with the Company. The reversal includes the forfeiture of restricted stock units covering 48,300 shares and 13,300 shares for Messrs. Kramer and Nuzzo, respectively.

(3)	The amounts shown in this column represent expense recognized by the Company for financial statement reporting purposes for the fiscal years shown, determined in accordance with SFAS No. 123(R), related to grants of options and SARs. Because the expense is determined in accordance with SFAS No. 123(R), which requires the fair value of each grant to be expensed over the requisite service period, the amounts shown also include expense recognized for the particular fiscal year related to option awards granted in prior years. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not necessarily reflect the actual value received by the NEOs. See Note 4 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2008, filed on March 27, 2009 and Note 4 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2007, filed on March 28, 2008, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation.

The amounts shown in this column for Messrs. Kramer and Nuzzo include the reversal of expense under SFAS No. 123(R), related to options that were forfeited upon termination of employment with the Company. The reversal includes the forfeiture of options covering 67,500 shares and 11,450 shares for Messrs. Kramer and Nuzzo, respectively.

(4)	Represents the aggregate of the performance-based incentive cash compensation for the Spring and Fall selling seasons for each individual, other than Michael S. Jeffries. The amounts for each selling season for Fiscal 2008 for each NEO were as follows:

Name	Spring 2008	Fall 2008	Total 2008

Jonathan E. Ramsden	$0	$0	$0
Diane Chang	$183,915	$0	$183,915
Leslee K. Herro	$183,915	$0	$183,915
Charles F. Kessler	$100,500	$0	$100,500
Michael W. Kramer	$155,775	$0	$155,775
Michael M. Nuzzo	$32,160	$0	$32,160
Brian P. Logan	$17,320	$0	$17,320

(5)	For all NEOs other than Mr. Jeffries, the amounts shown in this column for Fiscal 2008, Fiscal 2007 and Fiscal 2006 represent the above-market earnings on their respective nonqualified deferred compensation plan balances. Above market-earnings is defined as earnings in excess of 120% of the long-term monthly applicable federal rate (AFR). The AFR for January 2009 was 3.51%. For Mr. Jeffries: (i) the amount shown in this column for Fiscal 2008 represents above-market earnings of $288,748 on his nonqualified deferred compensation plan balance but does not include the decrease in actuarial present value of $3,151,685 in respect of Mr. Jeffries’ accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan primarily due to a decrease in the preceeding 36-month average compensation, partially offset by a decrease in the discount rate used in the calculation to determine such benefit; (ii) the amount shown in this column for Fiscal 2007 represents (a) an $1,402,684 increase in the actuarial present value of his accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan primarly due to changes in the projected annual benefit as a result of Mr. Jeffries’ compensation during Fiscal 2007 and (b) above-market earnings of $132,158 on his nonqualified deferred compensation plan balance; and (iii) the amount shown in this column for Fiscal 2006 represents (a) a $6,634,356 increase in the actuarial present value of his accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan due to changes in the projected annual benefit as a result of Mr. Jeffries’ compensation and a decrease in the discount rate used in the calculation to determine such benefits during Fiscal 2006 and (b) above-market earnings of $101,562 on his nonqualified deferred compensation plan balance.

(6)	The amounts shown in this column reflect All Other Compensation which included the following for Fiscal 2008:

All Other Compensation Table

		Company
		Contributions to	Life and
		Nonqualified	Long-Term
		Savings and	Disability
	Company	Supplemental	Insurance
	Contributions	Retirement	Premiums	Tax Gross-Up
Name	401(k) Plan(a)	Plan(b)	Paid(c)	Payments(d)	Other(e)	Total ($)

Michael S. Jeffries	$24,075	$358,612	$72,515	$176,775	$1,395,146	$2,027,123
Jonathan E. Ramsden	$—	$—	$210	$6,004	$13,946	$20,160
Diane Chang	$24,254	$151,126	$8,009			$183,389
Leslee K. Herro	$24,226	$150,830	$5,807			$180,863
Charles F. Kessler	$24,297	$87,342	$7,626			$119,265
Michael W. Kramer	$22,067	$117,091	$2,320		$813,750	$955,228
Michael M. Nuzzo	$23,226	$21,181	$1,168		$12,308	$57,883
Brian P. Logan	$24,241	$13,506	$1,992			$39,739

(a)	For all NEOs, the amount shown in this column represents the aggregate amount of Company matching and supplemental contributions to his or her accounts under the Company’s 401(k) Plan during Fiscal 2008.

(b)	For all NEOs, the amount shown in this column represents the aggregate amount of Company matching and supplemental contributions to his or her accounts under the Company’s Nonqualified Savings and Supplemental Retirement Plan during Fiscal 2008.

(c)	For all NEOs, the amount shown in this column represents life and long-term disability insurance premiums paid for by the Company during Fiscal 2008.

(d)	For Mr. Jeffries, the amount shown in this column for Fiscal 2008 represents a tax gross-up related to personal use of the Company-owned aircraft. For Mr. Ramsden, the amount shown in this column for Fiscal 2008 represents a tax gross-up related to reimbursement of relocation expenses.

(e)	For Mr. Jeffries, the amount shown in this column for Fiscal 2008 represents the following: (i) $1,115,484 in aggregate incremental cost of personal use of the Company-owned aircraft calculated according to applicable SEC guidance. The reported aggregate incremental cost is based on the direct costs associated with operating a flight, including fuel, landing fees, pilot and flight attendant fees, on-board catering and trip-related hangar costs and excluding the value of the disallowed corporate income tax deductions associated with the personal use of the aircraft. Due to the fact that the Company-owned aircraft is used primarily for business travel, the cost excludes fixed costs which do not change based on usage, including depreciation and monthly management fees; and (ii) $279,662 for personal security. For Mr. Ramsden, the amount shown in this column represents reimbursement of relocation expenses. For Mr. Kramer, the amount shown in this column represents $775,000 in severance pay and $38,750 in vacation pay received upon termination of his employment. For Mr. Nuzzo, the amount shown in this column represents vacation pay received upon termination of his employment.

(7)	Mr. Ramsden joined the Company as Executive Vice President and Chief Financial Officer on December 8, 2008.

(8)	Mr. Kessler was elected Executive Vice President — Female Merchandising of the Company on November 13, 2008 and became an executive officer of the Company as of that date.

(9)	Mr. Kramer resigned from his position with the Company effective August 18, 2008.

(10)	Upon the resignation of Mr. Kramer effective August 18, 2008, Mr. Nuzzo became the Company’s principal financial and accounting officer. He resigned from his position with the Company effective September 25, 2008.

(11)	Upon the resignation of Mr. Nuzzo effective September 25, 2008, Mr. Logan became the Company’s principal financial and accounting officer and served in that capacity until Mr. Ramsden became Executive Vice President and Chief Financial Officer of the Company on December 8, 2008. Mr. Logan continues to serve as the Company’s Vice President — Finance and Controller.

(12)	The amount shown in this column for Mr. Jeffries includes the aggregate of the performance-based incentive cash compensation for the Spring 2008, $482,400, and Fall 2008, $0, selling seasons and the “$6,000,000 stay bonus”. Mr. Jeffries received the “stay bonus” since he remained employed by the Company in the capacity of Chairman and CEO through December 31, 2008 and met the performance criteria of cumulative growth in earnings per share (“EPS”) from February 1, 2005 through January 31, 2009 of 13.5%, or $12.70 over the performance period, as contemplated by his prior employment agreement dated as of August 15, 2005, the term of which was to expire on December 31, 2008.

Grants of Plan-Based Awards

The following table sets forth information regarding cash and stock-based incentive awards granted to the NEOs during Fiscal 2008.

Fiscal 2008 Grants of Plan-Based Awards

										All Other
										Option/
										SARs
								All Other		Awards:			Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:		Number		Exercise or	Fair Value of
		Under Non-Equity			Under Equity			Number of		of Securities		Base Price of	Stock and
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			Shares of		Underlying		Option/	Option/
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or		Options/		SARs	SARs
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (3)		SARs (4)		Awards (5)	Awards (6)

Michael S. Jeffries	Spring	$180,000	$720,000	$1,440,000
	Fall	$270,000	$1,080,000	$2,160,000
	12/19/2008									800,000	(13)	$22.84	$7,368,000
	12/19/2008									200,000	(13)	$27.41	$1,626,000
	12/19/2008									200,000	(13)	$31.98	$1,446,000
	12/19/2008									200,000	(13)	$36.54	$1,294,000
	12/19/2008									200,000	(13)	$41.11	$1,166,000
Jonathan E. Ramsden(7)	Spring	$0	$0	$0
	Fall	$23,798	$95,192	$190,385
	12/8/2008				—	30,000	—						$564,709
	12/8/2008							10,000	(11)				$185,162
	12/8/2008									10,000	(14)	$20.44	$67,600
	12/8/2008									50,000	(14)	$20.44	$338,000
Diane Chang	Spring	$68,625	$274,500	$549,000
	Fall	$102,938	$411,750	$823,500
	3/4/2008				—	30,000	—						$2,311,008
	3/4/2008									50,000	(14)	$78.65	$998,338
Leslee K. Herro	Spring	$68,625	$274,500	$549,000
	Fall	$102,938	$411,750	$823,500
	3/4/2008				—	30,000	—						$2,311,008
	3/4/2008									50,000	(14)	$78.65	$998,338
Charles F. Kessler	Spring	$60,000	$240,000	$480,000
	Fall	$90,000	$360,000	$720,000
	3/4/2008							12,000	(12)				$920,714
	3/4/2008									20,000	(14)	$78.65	$399,335
Michael W. Kramer(8)	Spring	$54,375	$217,500	$435,000
	Fall	$0	$0	$0
	3/4/2008				—	30,000	—						$2,311,008
	3/4/2008									50,000	(14)	$78.65	$998,338
Michael M. Nuzzo(9)	Spring	$12,000	$48,000	$96,000
	Fall	$0	$0	$0
	3/4/2008							3,200	(12)				$245,524
	3/4/2008									2,600	(14)	$78.65	$51,914
	8/18/2008							5,000	(12)				$247,731
Brian P. Logan(10)	Spring	$6,463	$25,850	$51,700
	Fall	$10,313	$41,250	$82,500
	3/4/2008							2,000	(12)				$153,452
	3/4/2008									1,600	(14)	$78.65	$31,947
	9/16/2008							5,000	(12)				$232,381

(1)	These columns show the potential cash payouts, that could have been made under the Company’s non-equity Incentive Plan for the Spring and Fall seasons in Fiscal 2008. The first row for each NEO represents the potential payout at various levels for Spring, and the second row represents the potential payout at various levels for Fall. Refer to page 31 for the performance conditions related to the non-equity Incentive Plan. If threshold performance criteria were not satisfied, then the payouts for all associates, including the NEOs, would be zero. Actual amounts paid to the NEOs under the Incentive Plan for Fiscal 2008 are shown in the column titled “Non-Equity Incentive Plan Compensation” in the Fiscal 2008 Summary Compensation Table on page 40. Mr. Ramsden’s estimated payouts for the Fall season in Fiscal 2008 are prorated based on his employment commencement date of December 8, 2008.

(2)	Represents restricted stock units granted under the Company’s 2005 LTIP that will vest in four equal annual installments beginning March 9, 2010, in the case of Mr. Ramsden, and March 4, 2009, in the case of Ms. Chang, Ms. Herro and Mr. Kramer, contingent upon net income growth at 2% or more over the previous year’s net income. Each NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year.

(3)	This column shows the number of restricted stock units granted in Fiscal 2008 under the Company’s 2005 LTIP and 2007 LTIP. Grants were made to Charles F. Kessler, Michael M. Nuzzo and Brian P. Logan under the Company’s 2007 LTIP. Grants were made to Jonathan E. Ramsden under the Company’s 2005 LTIP. Each restricted stock unit represents the right to receive one share of Common Stock upon vesting.

(4)	This column shows the number of options/SARs granted to the NEOs in Fiscal 2008 under the Company’s 2005 LTIP and the 2007 LTIP. Grants were made to Michael S. Jeffries, Charles F. Kessler, Michael M. Nuzzo and Brian P. Logan under the Company’s 2007 LTIP. Grants were made to Jonathan E. Ramsden, Diane Chang, Leslee K. Herro and Michael W. Kramer under the Company’s 2005 LTIP.

(5)	This column shows the exercise price of the options granted to NEOs other than Mr. Jeffries, which was the closing price of the Company’s Common Stock on the date of grant. For Mr. Jeffries, this column shows the exercise price of the SARs granted to him. With respect to 50% of the SARs awarded, the exercise price is equal to the closing price of the Company’s Common Stock on the grant date and, with respect to the remaining SARs, the number of SARs was divided into four equal tranches of 12.5% each, and the exercise price for these tranches is equal to 120%, 140%, 160% and 180%, respectively, of the closing price of the Company’s Common Stock on the grant date.

(6)	Represents the grant date fair value of the restricted stock unit award, option award or SAR award, as appropriate, determined in accordance with SFAS No. 123(R). These amounts are accounting expenses only and do not necessarily reflect the actual value received by the NEO. The grant date fair values for restricted stock unit awards are calculated using the closing price of the Common Stock on the grant date adjusted for anticipated dividend payments during the vesting period. The grant date fair values for restricted stock unit awards were as follows: 3/4/08 — $76.73 per unit; 8/18/08 — $49.55 per unit; 9/16/08 — $46.48 per unit; and 12/8/08 — $18.52 and $18.82 per unit (the difference in fair value is due to the vesting schedule). The grant date fair values for options/SARs were calculated using the Black-Scholes value on the grant date. The grant date fair values for option/SAR awards were as follows: 3/4/08 — $19.97 per option; 12/8/08 — $6.76 per option; and 12/19/08 — $9.21, $8.13, $7.23, $6.47 and $5.83 per SAR (difference in fair value is based on the exercise price for each tranche of the SARs).

(7)	Mr. Ramsden commenced employment with the Company on December 8, 2008.

(8)	Mr. Kramer terminated his employment with the Company on August 18, 2008. For details of the severance agreement between the Company and Mr. Kramer, refer to the section captioned “Fiscal 2008 Compensation Actions — Other Actions” beginning on page 37.

(9)	Mr. Nuzzo terminated his employment with the Company on September 25, 2008.

(10)	Mr. Logan served as principal financial and accounting officer of the Company from September 25, 2008 until December 7, 2008.

(11)	The restricted stock units vested as to 10% on March 9, 2009 and will vest as to 20% on March 9, 2010, 30% on March 9, 2011 and 40% on March 9, 2011.

(12)	The restricted stock units vested as to 10% on the one-year anniversary of the grant date and will vest as to 20% on the two-year anniversary of the grant date, 30% on the three-year anniversary of the grant date and 40% on the four-year anniversary of the grant date.

(13)	The SARs will vest in full on January 31, 2014; provided Mr. Jeffries remains continuously employed by the Company through that date.

(14)	These options vest in four equal annual installments beginning on the first anniversary of the grant date.

Employment Agreement with Mr. Jeffries

On December 19, 2008, the Company entered into a new employment agreement (the “Jeffries Agreement”) with Mr. Jeffries under which Mr. Jeffries serves as Chairman and CEO of the Company. The Jeffries Agreement replaces the prior employment agreement between Mr. Jeffries and the Company dated as of August 15, 2005, the term of which was to expire on December 31, 2008. The term of the Jeffries Agreement expires on February 1, 2014, unless earlier terminated in accordance with its terms. Under the Jeffries Agreement, the Company is obligated to cause Mr. Jeffries to be nominated as a director.

The Jeffries Agreement provides for a base salary of $1,500,000 per year or such larger amount as the Compensation Committee may from time to time determine. The Jeffries Agreement provides for participation in the Company’s Incentive Plan as determined by the Compensation Committee. Mr. Jeffries’ annual target bonus opportunity is to be at least 120% of his base salary upon attainment of target, subject to a maximum bonus opportunity of 240% of base salary.

In consideration for entering into the Jeffries Agreement, Mr. Jeffries became entitled to receive a grant (the “Retention Grant”) of options to acquire 4,000,000 shares of the Company’s Common Stock (or, in the Company’s discretion, an equal number of SARs) awarded as follows: 40% of the total Retention Grant on December 19, 2008, 30% on March 2, 2009 and the remaining 30% on September 1, 2009, in each case subject to Mr. Jeffries’ continuous employment by the Company through the applicable grant date. The grants on December 19, 2008 and March 2, 2009 were in the form of SARs and the Company anticipates that the grant on September 1, 2009, if made, will also be in the form of SARs. With respect to 50% of the SARs awarded on each grant date, the exercise price (base price) will be equal to the fair market value of the Company’s Common Stock on the grant date, and with respect to the remaining SARs, the number of SARs will be divided into four equal tranches of 12.5% each, and the exercise price (base price) for these tranches will be equal to 120%, 140%, 160% and 180%, respectively, of the fair market value of the Company’s Common Stock on the grant date. The Retention Grant will vest in full on January 31, 2014; provided Mr. Jeffries remains continuously employed by the Company through that date, subject only to limited vesting acceleration under the severance provisions of the Jeffries Agreement. The Retention Grant expires on December 19, 2015, unless Mr. Jeffries is earlier terminated by the Company for Cause (as defined on page 56 of this Proxy Statement). The Retention Grant is also subject to a clawback should Mr. Jeffries breach certain sections of the Jeffries Agreement. Shares of Common Stock acquired pursuant to the Retention Grant are generally subject to transfer restrictions such that Mr. Jeffries must retain 50% of such shares until at least July 31, 2014 (six months following the end of the term of the Jeffries Agreement) and the remaining 50% until January 31, 2015 (twelve months following the end of the term of the Jeffries Agreement).

In addition to the Retention Grant, Mr. Jeffries is also eligible to receive two equity grants in respect of each fiscal year of the term of the Jeffries Agreement starting with Fiscal 2009 (the “Semi-Annual Grants”). Each Semi-Annual Grant will be awarded either within 75 days following the end of the Company’s second quarter or the Company’s fiscal year, as applicable, subject to Mr. Jeffries’ continuous employment by the Company (and, with respect to the final Semi-Annual Grant, continued service on the Board) through the applicable grant date. Semi-Annual Grants for periods ending on or prior to July 31, 2011 will be in the form of options with an exercise price equal to the fair market value of the Company’s Common Stock. Semi-Annual Grants for periods ending after July 31, 2011 may, at Mr. Jeffries’ election, be in the form of options, restricted stock, restricted stock units or a combination thereof. The value of each Semi-Annual Grant will be equal to 2.5% of total shareholder return (as defined in the Jeffries Agreement) over the applicable semi-annual period (“Semi-Annual TSR”), less any cash compensation or pension benefits payable to or earned by Mr. Jeffries in such period. In no event will the Semi-Annual TSR exceed 25% of the Company’s adjusted operating income (as such terms are defined in the Jeffries Agreement). If the grant value of a Semi-Annual Grant is less than or equal to zero for any fiscal period, no Semi-Annual Grant will be made and the amount by which the value is less than zero will be carried forward to the next fiscal period. Each Semi-Annual Grant vests in four equal annual installments subject to Mr. Jeffries’ continuous employment with the Company; provided, however, that, subject to the “end-of-term vest test” (as described in the Jeffries Agreement), all unvested Semi-Annual Grants will become vested on February 1, 2014 so long as Mr. Jeffries remains continuously employed by the Company through that date. Options awarded pursuant to the Semi-Annual Grants expire on December 19, 2015, unless Mr. Jeffries is earlier terminated by the Company for Cause, and all Semi-Annual Grants are subject to a clawback should Mr. Jeffries breach certain sections of the Jeffries Agreement.

The Jeffries Agreement continues to provide for term life insurance coverage in the amount of $10,000,000. Pursuant to the Jeffries Agreement, Mr. Jeffries will be entitled to the same perquisites afforded to other senior executive officers. In addition, under the Jeffries Agreement, the Company provides to Mr. Jeffries, for security purposes, the use of the Company aircraft for business and personal travel both within and outside North America.

The terms of the Jeffries Agreement relating to the termination of Mr. Jeffries’ employment are further discussed below under the section captioned “Potential Payments Upon Termination or Change in Control” beginning on page 54.

Under the Jeffries Agreement, Mr. Jeffries agrees not to compete with the Company or solicit its associates, customers or suppliers during the employment term and for one year thereafter. If any “parachute” excise tax is imposed on Mr. Jeffries, he will be entitled to tax reimbursement payments from the Company.

Under the Jeffries Agreement, Mr. Jeffries also remains eligible to receive benefits under the Chief Executive Officer Supplemental Retirement Plan as described under the section captioned “Pension Benefits” beginning on page 50.

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by the NEOs at the end of Fiscal 2008.

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option/SAR Awards						Stock Awards
													Equity
											Equity		Incentive
											Incentive		Plan
											Plan		Awards:
											Awards:		Market
											Number of		Value of
											Unearned		Unearned
		Number of	Number of							Market	Shares,		Shares,
		Securities	Securities					Number of		Value of	Units or		Units or
		Underlying	Underlying					Shares or		Shares or	Other		Other
	Option/	Unexercised	Unexercised		Option/	Option/	Stock	Units of		Units of	Rights		Rights
	SAR	Options/	Options/		SAR	SAR	Award	Stock That		Stock That	That		That
	Grant	SAR	SAR		Exercise	Expiration	Grant	Have Not		Have Not	Have Not		Have Not
Name	Date	Exercisable	Unexercisable		Price	Date	Date	Vested		Vested(8)	Vested		Vested(8)

Michael S. Jeffries	7/23/1999	3,411,230	—		$44.00	7/23/2009
	2/1/2001	89,269	—		$30.18	2/1/2011
	2/5/2001	489	—		$29.47	2/5/2011
	2/25/2002	1,789,490	—		$26.60	2/25/2012
	2/14/2003	91,122	—		$26.98	2/14/2013
							8/23/2007	57,600	(3)	$1,028,160
	12/19/2008	—	800,000	(1)	$22.84	12/19/2015
	12/19/2008	—	200,000	(1)	$27.41	12/19/2015
	12/19/2008	—	200,000	(1)	$31.98	12/19/2015
	12/19/2008	—	200,000	(1)	$36.54	12/19/2015
	12/19/2008	—	200,000	(1)	$41.11	12/19/2015
Jonathan E. Ramsden	12/8/2008	—	10,000	(2)	$20.44	12/8/2018
							12/8/2008	10,000	(4)	$178,500
	12/8/2008	—	50,000	(2)	$20.44	12/8/2018
		—					12/8/2008				30,000	(5)	$535,500
Diane Chang	3/11/2005	13,875	4,625	(2)	$57.50	3/11/2015
							3/11/2005	10,800	(3)	$192,780
							2/17/2006	2,880	(6)	$51,408
	3/6/2006	25,000	25,000	(2)	$57.26	3/6/2016
							3/6/2006	21,000	(3)	$374,850
	3/5/2007	12,500	37,500	(2)	$73.42	3/5/2017
							3/5/2007	27,000	(3)	$481,950
	3/4/2008	—	50,000	(2)	$78.65	3/4/2018
							3/4/2008				30,000	(7)	$535,500
Leslee K. Herro	2/14/2003	606	—		$26.98	2/14/2013
	3/11/2005	9,250	4,625	(2)	$57.50	3/11/2015
							3/11/2005	10,800	(3)	$192,780
							2/17/2006	2,880	(6)	$51,408
	3/6/2006	25,000	25,000	(2)	$57.26	3/6/2016
							3/6/2006	21,000	(3)	$374,850
	3/5/2007	12,500	37,500	(2)	$73.42	3/5/2017
							3/5/2007	27,000	(3)	$481,950
	3/4/2008	—	50,000	(2)	$78.65	3/4/2018
							3/4/2008				30,000	(7)	$535,500
Charles F. Kessler	3/11/2005	2,500	1,250	(2)	$57.50	3/11/2015
							3/11/2005	2,000	(3)	$35,700
							2/17/2006	1,920	(6)	$34,272
	3/6/2006	10,000	10,000	(2)	$57.26	3/6/2016
							3/6/2006	8,400	(3)	$149,940
	3/5/2007	5,000	15,000	(2)	$73.42	3/5/2017
							3/5/2007	10,800	(3)	$192,780
	8/23/2007	2,500	7,500	(2)	$77.16	8/23/2017
							8/23/2007	28,000	(6)	$499,800
	3/4/2008	—	20,000	(2)	$78.65	3/4/2018
							3/4/2008	12,000	(3)	$214,200
Michael W. Kramer(9)	—	—	—		—	—	—	—		—	—		—
Michael M. Nuzzo(10)	—	—	—		—	—	—	—		—	—		—

	Option/SAR Awards						Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
											Plan	Awards:
											Awards:	Market
											Number of	Value of
											Unearned	Unearned
		Number of	Number of							Market	Shares,	Shares,
		Securities	Securities					Number of		Value of	Units or	Units or
		Underlying	Underlying					Shares or		Shares or	Other	Other
	Option/	Unexercised	Unexercised		Option/	Option/	Stock	Units of		Units of	Rights	Rights
	SAR	Options/	Options/		SAR	SAR	Award	Stock That		Stock That	That	That
	Grant	SAR	SAR		Exercise	Expiration	Grant	Have Not		Have Not	Have Not	Have Not
Name	Date	Exercisable	Unexercisable		Price	Date	Date	Vested		Vested(8)	Vested	Vested(8)

Brian P. Logan	3/8/2000	500	—		$14.25	3/8/2010
	3/6/2001	500	—		$29.50	3/6/2011
	2/25/2002	1,500	—		$26.60	2/25/2012
	3/11/2005	750	250	(2)	$57.50	3/11/2015
							3/11/2005	1,600	(3)	$28,560
	3/6/2006	600	600	(2)	$57.94	3/6/2016
							3/6/2006	1,750	(3)	$31,238
	3/5/2007	250	750	(2)	$73.42	3/5/2017
							3/5/2007	1,080	(3)	$19,278
	3/4/2008	—	1,600	(2)	$78.65	3/4/2018
							3/4/2008	2,000	(3)	$35,700
							9/16/2008	5,000	(3)	$89,250

(1)	Each of these SAR awards vests 100% on January 31, 2014, provided that Mr. Jeffries remains continuously employed by the Company through such date.

(2)	Each of these option awards vests in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with the Company through such dates.

(3)	Each of these restricted stock unit or restricted share awards vests 10% on the one-year anniversary of the grant date, 20% on the two-year anniversary of the grant date, 30% on the three-year anniversary of the grant date, and 40% on the four-year anniversary of the grant date, subject to continued employment with the Company through such dates.

(4)	Each of these restricted stock unit awards vested 10% on March 9, 2009 and will vest 20% on March 9, 2010, 30% on March 9, 2011 and 40% on March 9, 2012, subject to continued employment with the Company through such dates.

(5)	Each of these restricted stock unit awards vests in four equal installments beginning March 9, 2010, contingent upon net income growth at 2% or more over the previous year’s net income. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to continued employment with the Company.

(6)	Each of these restricted stock unit or restricted share awards vests 10% on the grant date, 20% on the one-year anniversary of the grant date, 30% on the two-year anniversary of the grant date, and 40% on the three-year anniversary of the grant date, subject to continued employment with the Company.

(7)	Each of these restricted stock unit awards vests in four equal installments beginning on the first anniversary of the grant date, contingent upon net income growth at 2% or more over the previous year’s net income. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to continued employment with the Company.

(8)	Market value represents the product of the closing price of Common Stock as of January 31, 2009, which was $17.85, multiplied by the number of restricted stock units or restricted shares, as appropriate.

(9)	Mr. Kramer resigned his position from the Company effective August 18, 2008.

(10)	Mr. Nuzzo resigned his position from the Company effective September 25, 2008.

Options Exercised and Stock Vested

The following table provides information regarding the aggregate dollar value realized by the NEOs in connection with exercises of options or the vesting of restricted shares and restricted stock units during Fiscal 2008.

Fiscal 2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)

Michael S. Jeffries	1,200,200	$38,103,057	1,006,400	$23,394,416
Jonathan E. Ramsden	—	—	—	—
Diane Chang	—	—	35,980	$2,640,859
Leslee K. Herro	—	—	35,980	$2,640,859
Charles F. Kessler	—	—	17,583	$1,107,431
Michael W. Kramer	—	—	37,715	$2,095,824
Michael M. Nuzzo	600	$10,236	3,400	$253,210
Brian P. Logan	—	—	2,320	$173,345

(1)	Value realized upon option exercises is calculated by multiplying (a) the difference between the closing price of a share of Common Stock on the date of exercise and the exercise price of the option by (b) the number of shares of Common Stock covered by the portion of each option exercised.

(2)	Value realized upon the vesting of restricted share and restricted stock unit awards is calculated by multiplying the number of shares of Common Stock underlying the vested portion of each restricted share and restricted stock unit award by the closing price of a share of Common Stock on the vesting date.

Pension Benefits

Other than Michael S. Jeffries, the Company’s Chairman and CEO, none of the Company’s associates participate in any defined benefit pension plan. In conjunction with the employment agreement entered into by the Company and Mr. Jeffries as of January 30, 2003, the Company established the Chief Executive Officer Supplemental Executive Retirement Plan effective February 2, 2003 (as amended, the “SERP”). Under the terms of the new Jeffries Agreement discussed above, Mr. Jeffries remains eligible to receive benefits under the SERP. Subject to the conditions described in the SERP, upon his retirement, Mr. Jeffries will receive a monthly benefit for life equal to 50% of his final average compensation (base salary and actual annual incentive as averaged over the last 36 consecutive full months ending prior to his retirement, as described in the SERP and not including any “stay bonus” paid pursuant to Mr. Jeffries’ prior employment agreement). If Mr. Jeffries retired on December 31, 2008, the estimated annual benefit payable to him would have been $1,167,600, based on his average compensation for the 36 consecutive months ended December 31, 2008. Due to the structure of the SERP, years of service credited are not applicable. Further, Mr. Jeffries received no payments from the SERP during Fiscal 2008. As a result, columns for years of service credited and payments in Fiscal 2008 are not included in the following table.

Pension Benefits at End of Fiscal 2008

		Present Value of
Name	Plan Name	Accumulated Benefit(1)

Michael S. Jeffries	Supplemental Executive Retirement Plan	$11,515,287

(1)	The present value of Mr. Jeffries’ accumulated benefit under the SERP as of the end of Fiscal 2008 was $11,515,287. The present value of this accumulated benefit was determined based upon benefits earned as of January 31, 2009, using a discount rate of 6.4% and the 1994 Group Annuity Mortality Table for males. In Fiscal 2008, the Company recorded a credit of $3,151,685 in conjunction with the SERP due to a decrease in Mr. Jeffries’ preceeding 36-month average compensation, partially offset by a decrease in the discount rate used in the calculation. More information on the SERP can be found in Note 15 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2008, filed on March 27, 2009.

Nonqualified Deferred Compensation

The Company maintains the Nonqualified Savings and Supplemental Retirement Plan for associates, with participants generally at management levels and above, including the NEOs. The Nonqualified Savings and Supplemental Retirement Plan allows a participant to defer up to 75% of base salary each year and up to 100% of cash payouts to be received by the participant under the Company’s Incentive Plan. The Company will match the first 3% that the participant defers on a dollar for dollar basis plus make an additional matching contribution equal to 3% of the amount by which the participant’s base salary and cash payouts to be received under the Company’s Incentive Plan (after reduction by the participant’s deferral) exceed the annual maximum compensation limits imposed on the Company’s 401(k) Plan (the “IRS Compensation Limit”), which was $230,000 in calendar 2008. The Nonqualified Savings and Supplemental Retirement Plan allows for a variable earnings rate on participant account balances as determined by the committee which administers the Plan. Through the end of Fiscal 2008, however, the earnings rate for all account balances had been fixed at 7.5% per annum. Participants are 100% vested in their deferred contributions, and earnings on those contributions at all times. Participants become vested in Company bi-weekly matching contributions and earnings on those matching contributions ratably over a five-year period from date of hire.

Nonqualified Deferred Compensation for Fiscal 2008 — Executive Contributions
and Company Matching Contributions

The following table provides information regarding the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for participant deferral contributions and Company matching contributions, for Fiscal 2008.

	Executive	Company	Aggregate
	Contributions in	Contributions	Earnings	Aggregate	Aggregate
	Fiscal	in Fiscal	in Fiscal	Withdrawals/	Balance as of
Name	2008 ($)(1)	2008 ($)(2)	2008 ($)(3)	Distributions ($)(4)	January 31, 2009 ($)(5)

Michael S. Jeffries	$92,844	$92,740	$381,528	—	$5,018,922
Jonathan E. Ramsden	—	—	—	—	—
Diane Chang	$44,649	$44,589	$93,452	—	$1,250,755
Leslee K. Herro	$180,860	$44,293	$158,925	—	$2,174,452
Charles F. Kessler	$41,591	$32,062	$23,848	—	$368,380
Michael W. Kramer	$146,372	$28,990	$55,209	—	$727,797
Michael M. Nuzzo	$23,914	$9,176	$14,629	(74,655)	$160,698
Brian P. Logan	$9,167	$9,167	$6,070	—	$94,292

(1)	The amounts shown in this column reflect the aggregate of the base salary for Fiscal 2008 and Incentive Plan cash payouts for the Fall season in Fiscal 2007 (which were made in February 2008) and the Spring season in Fiscal 2008 (which were made in August 2008) deferred by each NEO, which were as follows:

		Executive Deferral —	Executive Deferral —
		Incentive Plan	Incentive Plan
	Executive Deferral —	Compensation —	Compensation —
	Base Salary —	Fall Season	Spring Season
Name	Fiscal 2008	Fiscal 2007	Fiscal 2008	Total

Michael S. Jeffries	$45,000	$33,372	$14,472	$92,844
Jonathan E. Ramsden	—	—	—	—
Diane Chang	$27,576	$11,556	$5,517	$44,649
Leslee K. Herro	$163,454	$11,889	$5,517	$180,860
Charles F. Kessler	$30,077	$6,489	$5,025	$41,591
Michael W. Kramer	$48,010	$67,208	$31,155	$146,373
Michael M. Nuzzo	$17,448	$3,893	$2,573	$23,914
Brian P. Logan	$7,630	$1,017	$520	9,167

The “Executive Deferral — Base Salary — Fiscal 2008” amounts are included in the “Salary” column totals for 2008 reported in the Fiscal 2008 Summary Compensation Table on page 40. The “Executive Deferral — Incentive Plan Compensation — Fall Season Fiscal 2007” amounts are included in the “Non-Equity Incentive Plan Compensation” column totals for 2007 reported in the Fiscal 2008 Summary Compensation Table. The “Executive Deferral — Incentive Plan Compensation — Spring Season Fiscal 2008” amounts are included in the “Non-Equity Incentive Plan Compensation” column totals for 2008 reported in the Fiscal 2008 Summary Compensation Table. There was no Incentive Plan cash payout for the Fall season in Fiscal 2008 and, therefore, no deferral contribution.

(2)	The amounts shown in this column reflect the aggregate of the Company’s matching contributions made during Fiscal 2008. These amounts include matching contributions in respect of each NEO’s deferrals of (a) base salary for Fiscal 2008, (b) Incentive Plan cash payouts for the Fall season in Fiscal 2007 (which matching contributions were made in February 2008) and (c) Incentive Plan cash payouts for the Spring season in Fiscal 2008 (which matching contributions were made in August 2008). These matching contributions are included in the “All Other Compensation” column totals for 2008 reported in the Fiscal 2008 Summary Compensation Table. There was no Incentive Plan cash payout for the Fall season in Fiscal 2008 and, therefore, no Company matching contributions.

(3)	Nonqualified deferred compensation balances earn fixed rates of interest. The portion of the Fiscal 2008 earnings with respect to amounts credited to the NEOs’ accounts under the Nonqualified Savings and Supplemental Retirement Plan as a result of their deferral contributions and Company matching contributions (which were made in Fiscal 2008 and prior fiscal years) which are above-market for purposes of the applicable SEC Rules are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2008 reported in the Fiscal 2008 Summary Compensation Table, on page 40. These amounts are included as part of the aggregate earnings reported in this “Aggregate Earnings in Fiscal 2008” column for: (a) Mr. Jeffries — $167,364; (b) Mr. Ramsden — $0; (c) Ms. Chang — $40,994; (d) Ms. Herro — $69,715; (e) Mr. Kessler — $10,461; (f) Mr. Kramer — $24,218; (g) Mr. Nuzzo — $6,417; and (h) Mr. Logan — $2,663.

(4)	Upon termination of his employment with the Company on August 18, 2008, the portion of Mr. Nuzzo’s account not subject to Section 409A of the Internal Revenue Code was distributed.

(5)	A portion of Mr. Nuzzo’s account balance and all of Mr. Kramer’s account balance are subject to the provisions of Section 409A of the Internal Revenue Code. As they qualify as “key employees,” these monies are subject to the required six-month delay in distribution. These balances were distributed after the six-month anniversary of their respective dates of termination of employment. Mr. Kramer terminated his employment with the Company before he was fully vested in the Company matching contributions, resulting in the forfeiture of $43,257 of Company contributions and related earnings.

Under the Nonqualified Savings and Supplemental Retirement Plan, the Company also makes an annual retirement contribution equal to 8% of the amount by which the associate’s base salary and cash payouts to be received under the Company’s Incentive Plan exceed the IRS Compensation Limit, which was $230,000 for Fiscal 2008. There is a one-year wait period before these Company retirement contributions begin, with the first retirement contribution then made by the Company at the end of the second year of employment. Participants become vested in annual Company retirement contributions and earnings on those retirement contributions ratably over a five-year period from date of hire.

The following table provides information concerning the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for Company retirement contributions, for Fiscal 2008.

Nonqualified Deferred Compensation for Fiscal 2008 — Company Supplemental
Annual Retirement Contribution

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance as of
	Fiscal 2008	in Fiscal 2008	Fiscal 2008	Distributions	January 31, 2009
Name	($)	($)(1)	($)(2)	($)(3)	($)(4)

Michael S. Jeffries	—	$265,872	$276,712	—	$3,625,623
Jonathan E. Ramsden	—	—	—	—	—
Diane Chang	—	$106,537	$60,663	—	$802,219
Leslee K. Herro	—	$106,537	$70,714	—	$932,440
Charles F. Kessler	—	$55,280	$10,438	—	$143,691
Michael W. Kramer	—	$88,101	$6,381	—	$57,695
Michael M. Nuzzo	—	$12,005	$2,642	(2,610)	$34,043
Brian P. Logan	—	$4,339	$1,216	—	$16,414

(1)	The amounts shown in this column reflect the Company’s retirement contributions made during Fiscal 2008. These retirement contributions are included in the “All Other Compensation” column totals for 2008 reported in the Fiscal 2008 Summary Compensation Table.

(2)	The amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2008 reported in the Fiscal 2008 Summary Compensation Table represent earnings in Fiscal 2008 with respect to amounts credited to the NEOs’ accounts under the Nonqualified Savings and Supplemental Retirement Plan as a result of retirement contributions (which were made in Fiscal 2008 and prior fiscal years) which are above-market for purposes of the applicable SEC Rules. These amounts are included as part of the aggregate earnings reported in the “Aggregate Earnings in Fiscal

2008” column for: (a) Mr. Jeffries — $121,384; (b) Mr. Ramsden — $0; (c) Ms. Chang — $26,611; (d) Ms. Herro — $31,020; (e) Mr. Kessler — $4,579; (f) Mr. Kramer — $2,799; (g) Mr. Nuzzo — $1,159; and (h) Mr. Logan — $533.

(3)	Upon termination of his employment with the Company, the portion of Mr. Nuzzo’s account not subject to Section 409A of the Internal Revenue Code was distributed.

(4)	A portion of Mr. Nuzzo’s account balance and all of Mr. Kramer’s account balance are subject to the provisions of Section 409A of the Internal Revenue Code, which provide that distributions to key employees are subject to a required six-month delay. These balances were distributed after the six-month anniversary of their respective dates of termination of employment. Mr. Kramer terminated his employment with the Company before he was fully vested in the Company retirement contributions, resulting in the forfeiture of $38,464 of Company contributions and related earnings.

Payouts under the Nonqualified Savings and Supplemental Retirement Plan are based on the participant’s election at the time of deferral and may be made in a single lump sum or in annual installments over a five-year or ten-year period. The annual installment election will only apply if at the time of the separation from service, the participant is retirement eligible — that is, age 55 or older with at least five years of service. If there is no distribution election on file, the payment will be made in 10 annual installments. Regardless of the election on file, if the participant terminates before retirement, dies or becomes disabled, the benefit will be paid in a single lump sum. However, if the participant dies while receiving annual installments, the beneficiary will continue to receive the remaining installment payments. The committee which administers the Nonqualified Savings and Supplemental Retirement Plan may permit hardship withdrawals from a participant’s account under the Plan in accordance with defined guidelines including the IRS definition of a financial hardship.

Participants’ rights to receive their account balances from the Company are not secured or guaranteed. However, during the third quarter of Fiscal 2006, the Company established an irrevocable rabbi trust, the purpose of which is to be a source of funds to match respective funding obligations to participants in the Nonqualified Savings and Supplemental Retirement Plan and the SERP.

In the event of a change in control of the Company, the aggregate balance of each participant’s account will be accelerated and paid out as of the date of the change in control unless otherwise determined by the Board.

The Nonqualified Savings and Supplemental Retirement Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in compliance with the applicable regulations under Section 409A.

Potential Payments Upon Termination or Change in Control

The following tables describe the approximate payments that would be made to the NEOs pursuant to an employment agreement (i.e., the Jeffries Agreement) or other plans or individual award agreements in the event of the NEOs’ termination of employment under the circumstances described below, assuming such termination took place on January 31, 2009, the last day of Fiscal 2008. The table captioned “Outstanding Equity Awards at Fiscal 2008 Year-End” beginning on page 48 contains more information regarding the vested options held by the NEOs as of the end of Fiscal 2008. The tables exclude Michael W. Kramer and Michael M. Nuzzo due to the fact that these NEOs were not employed by the Company at January 31, 2009.

Jeffries Agreement — Termination Provisions

Under the Jeffries Agreement, described above under the section captioned “Employment Agreement with Mr. Jeffries” beginning on page 46, if Mr. Jeffries’ employment is terminated by the Company for “Cause” (defined below) or by Mr. Jeffries other than for “Good Reason” (defined below) prior to a “Change of Control” (defined below) of the Company, Mr. Jeffries will be entitled to the following: (i) any compensation earned but not yet paid; (ii) any amounts which had been previously deferred (including any interest earned or credited thereon); (iii) reimbursement of any and all reasonable expenses incurred in connection with Mr. Jeffries’ duties and responsibilities under the Jeffries Agreement; and (iv) other or additional benefits and entitlements in accordance with the applicable plans, programs and arrangements of the Company (collectively, the “Accrued Compensation”). In addition, pursuant to the Jeffries Agreement’s claw-back features, the Retention Grant and any unvested Semi-Annual Grants will be immediately forfeited.

Under the Jeffries Agreement, if Mr. Jeffries’ employment is terminated by the Company without Cause and other than due to death or disability or he leaves for Good Reason prior to a Change of Control of the Company, he will receive his Accrued Compensation and continue to receive his then current base salary and medical, dental and other associate welfare benefits for two years after the termination date. Mr. Jeffries will also receive an additional payment (the “pro-rata bonus”) equal to 60% of his base salary pro rated for the portion of the half-year period in which such termination occurs that he was employed by the Company to the extent that such pro-rata bonus is not payable as a part of the Accrued Compensation. The Retention Grant, to the extent granted prior to the termination date, will be subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company, but with a minimum of two years worth of vesting) and each outstanding Semi-Annual Grant will become immediately and fully vested. The Company will also continue to pay the premiums on Mr. Jeffries’ term life insurance policy until the later of February 1, 2014 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment is terminated by the Company without Cause or he leaves for Good Reason within two years after a Change of Control, he will be entitled to the same severance benefits as those payable prior to a Change of Control, except that (i) his two years of base salary will be paid in a lump sum rather than ratably over the term of the two years and (ii) the Retention Grant, to the extent granted prior to the termination date, will become immediately and fully vested. Further, if any golden parachute excise tax is imposed on Mr. Jeffries, he will be entitled to tax reimbursement payments from the Company.

If Mr. Jeffries’ employment is terminated due to his death, his estate or his beneficiaries will be entitled to receive the Accrued Compensation and the pro-rata bonus with respect to the fiscal period in which the termination occurred to the extent such pro-rata bonus is not payable as part of the Accrued Compensation. The Retention Grant, to the extent granted prior to the termination date, will be subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company) and each outstanding Semi-Annual Grant will become immediately and fully vested. The Company will also provide assistance necessary to facilitate the payment of the term life insurance proceeds to Mr. Jeffries’ beneficiaries.

If Mr. Jeffries’ employment is terminated due to his Disability, as defined in the Jeffries Agreement, he will be entitled to receive the Accrued Compensation and will continue to receive his then current base salary for 24 months and 80% of his base salary for the third 12 months following the termination date (reduced by any long-term disability insurance payments he may receive) and medical, dental and other associated welfare benefits during that time period. The Retention Grant, to the extent granted prior to the termination date, will be subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company) and each outstanding Semi-Annual Grant will become immediately and fully vested. The

Company will also continue to pay the premiums on Mr. Jeffries’ term life insurance policy until the later of February 1, 2014 or the last day of his welfare benefits coverage.

For purposes of the Jeffries Agreement:

“Cause” means that Mr. Jeffries (i) has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law, or (ii) has engaged in willful misconduct that could reasonably be expected to harm the Company’s business or its reputation.

“Change of Control” means an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company will be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (i) any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities and such person would be deemed an “Acquiring Person” for purposes of the Rights Agreement dated as of July 16, 1998, as amended, between the Company and National City Bank, as successor Rights Agent (the “Rights Agreement”); or (ii) any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined in this paragraph; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

“Good Reason” means the occurrence of any of the following without Mr. Jeffries’ prior written consent: (i) the failure to continue him as Chairman and CEO of the Company; (ii) the failure of the Board to nominate him for election to the Board at the Company’s annual meeting of stockholders; (iii) a material diminution in his duties; (iv) a reduction in or a material delay in payment of his total cash compensation and benefits including the SERP; (v) the Company, the Board or any person controlling the Company requires him to be based outside of the United States; and (vi) the failure of the Company to obtain the assumption in writing of its obligation to perform the Jeffries Agreement by any successor.

Michael S. Jeffries

Normal	Cash		Benefits		Equity	Retirement
Course of Business	Severance		Continuation		Value(1)	Plan Value(2)	Total

Severance
For Cause	$—		$—		$—	$9,104,314	$9,104,314
Voluntary	$—		$—		$—	$20,619,601	$20,619,601
Retirement	$—		$—		$—	$20,619,601	$20,619,601
Death	$10,900,000	(3)	$—		$1,028,160	$9,104,314	$21,032,474
Not for Cause	$3,900,000	(4)	$186,218	(5)	$—	$20,619,601	$24,705,819
Good Reason	$3,900,000	(4)	$186,218	(5)	$—	$20,619,601	$24,705,819
Disability	$4,200,000	(6)	$279,327	(7)	$1,028,160	$20,619,601	$26,127,088

	Cash		Benefits		Equity	Retirement
Change of Control	Severance		Continuation		Value(1)	Plan Value(2)	Total

Severance
For Cause	$—		$—		$1,028,160	$9,104,314	$10,132,474
Voluntary	$—		$—		$1,028,160	$20,619,601	$21,647,761
Retirement	$—		$—		$1,028,160	$20,619,601	$21,647,761
Death	$10,900,000	(3)	$—		$1,028,160	$9,104,314	$21,032,474
Not for Cause	$3,900,000	(4)	$186,218	(5)	$1,028,160	$20,619,601	$25,733,979
Good Reason	$3,900,000	(4)	$186,218	(5)	$1,028,160	$20,619,601	$25,733,979
Disability	$4,200,000	(6)	$279,327	(7)	$1,028,160	$20,619,601	$26,127,088

(1)	As of January 31, 2009, all options and SARs granted to Mr. Jeffries had an exercise price or base price above the market price of the underlying Common Stock. The value of Mr. Jeffries’ equity holdings is calculated as $1,028,160 and relates to unvested restricted stock units (57,600 restricted stock units multiplied by $17.85, the market price of the Company’s Common Stock as of January 31, 2009).

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and Nonqualified Savings and Supplemental Retirement Plan of $9,104,314 and the present value of the vested accumulated retirement benefit under the SERP of $11,515,287.

(3)	Under the Jeffries Agreement, the Company maintains term life insurance coverage on the life of Mr. Jeffries in the amount of $10,000,000, the proceeds of which will be payable to the beneficiary or beneficiaries designated by Mr. Jeffries. Although not shown in the above table, Mr. Jeffries also participates in the Company’s life insurance plan which is generally available to all salaried employees. The life insurance plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Jeffries passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death and Dismemberment Plan for all salaried employees. If Mr. Jeffries’ death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000. The Jeffries Agreement requires the Company to pay a pro-rata bonus for the respective fiscal period equal to 60% of base salary pro-rated for the number of days in the bonus period worked, to the extent such pro-rata bonus is not payable as a part of the Accrued Compensation.

(4)	The Jeffries Agreement calls for the payment of Mr. Jeffries’ base salary (currently $1,500,000) for two years after his termination and payment of incentive compensation accrued for the period. The Jeffries

Agreement requires the Company to pay a “pro-rata bonus” for the respective fiscal period equal to 60% of base salary pro-rated for the number of days in the bonus period worked.

(5)	The Jeffries Agreement calls for the continuation of Mr. Jeffries’ medical, dental and other associate welfare benefits for two years after his termination. This includes the continuation of the $10,000,000 life insurance contract until the later of February 1, 2014 or the last day of Mr. Jeffries’ welfare benefits coverage.

(6)	The Jeffries Agreement calls for the payment of Mr. Jeffries’ base salary (currently $1,500,000) for the first two years and 80% of his base salary (currently $1,200,000) for the next year.

(7)	The Jeffries Agreement calls for the continuation of Mr. Jeffries’ medical, dental and other associate welfare benefits for three years after his termination due to disability. This includes the continuation of the $10,000,000 life insurance contract until the later of February 1, 2014 or the last day of Mr. Jeffries’ welfare benefits coverage.

The Jeffries Agreement calls for reimbursement from the Company of any “excess parachute” excise tax imposed on Mr. Jeffries as a result of a defined change of control. A change of control as of January 31, 2009 would not have resulted in the imposition of any such excise tax.

For the other NEOs, there are no employment contracts that provide severance either in the usual course of business or upon a change of control. Each NEO would receive the value of his or her accrued benefits under the Company’s 401(k) Plan and Nonqualified Savings and Supplemental Retirement Plan in the event of any termination of employment (e.g. death, disability, termination by the Company with or without cause or voluntary termination by the NEO). However, the Company may choose to enter into a severance agreement with an NEO as consideration for entering into restrictive covenants related to prospective employers.

In the case of severance after a Change of Control or a termination due to death or disability, in addition to the benefits under the plans mentioned in the preceding paragraph, the vesting of all outstanding options, restricted shares and restricted stock units held by the NEO would accelerate. This provision applies to all associates participating in the Company’s equity compensation plans.

Jonathan E. Ramsden

Normal	Cash	Benefits	Equity	Retirement
Course of Business	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$—	$—	$—
Death(3)	$—	$—	$714,000	$—	$714,000
Disability	$—	$—	$714,000	$—	$714,000

	Cash	Benefits	Equity	Retirement
Change of Control	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$714,000	$—	$714,000

(1)	The value of Mr. Ramsden’s equity holdings is calculated as $714,000 and relates to unvested restricted stock units (40,000 restricted stock units multiplied by $17.85, the market price of the Company’s Common Stock as of January 31, 2009). All options held by Mr. Ramsden at fiscal year-end had an exercise price above the market price of the underlying Common Stock on January 31, 2009.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(3)	Although not shown in the above table, Mr. Ramsden also participates in the Company’s life insurance plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Ramsden passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death and Dismemberment Plan for all salaried employees. If Mr. Ramsden’s death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

Diane Chang

Normal	Cash	Benefits	Equity	Retirement
Course of Business	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$—	$2,357,536	$2,357,536
Death(3)	$—	$—	$1,636,488	$2,357,536	$3,994,024
Disability	$—	$—	$1,636,488	$2,357,536	$3,994,024

	Cash	Benefits	Equity	Retirement
Change of Control	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$1,636,488	$2,357,536	$3,994,024

(1)	The value of Ms. Chang’s equity holdings is calculated as $1,636,488 and relates to unvested restricted shares and restricted stock units (91,680 restricted shares and restricted stock units multiplied by $17.85, the market price of the Company’s Common Stock as of January 31, 2009). All options held by Ms. Chang at fiscal year-end had an exercise price above the market price of the underlying Common Stock on January 31, 2009.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(3)	Although not shown in the above table, Ms. Chang also participates in the Company’s life insurance plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Chang passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death and Dismemberment Plan for all salaried employees. If Ms. Chang’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

Leslee K. Herro

Normal	Cash	Benefits	Equity	Retirement
Course of Business	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$—	$3,700,462	$3,700,462
Death(3)	$—	$—	$1,636,488	$3,700,462	$5,336,950
Disability	$—	$—	$1,636,488	$3,700,462	$5,336,950

	Cash	Benefits	Equity	Retirement
Change of Control	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$1,636,488	$3,700,462	$5,336,950

(1)	The value of Ms. Herro’s equity holdings is calculated as $1,636,488 and relates to unvested restricted shares and restricted stock units (91,680 restricted shares and restricted stock units multiplied by $17.85, the market price of the Company’s Common Stock as of January 31, 2009). All options held by Ms. Herro at fiscal year-end had an exercise price above the market price of the underlying Common Stock on January 31, 2009.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(3)	Although not shown in the above table, Ms. Herro also participates in the Company’s life insurance plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Herro passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death and Dismemberment Plan for all salaried employees. If Ms. Herro’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

Charles F. Kessler

Normal	Cash	Benefits	Equity	Retirement
Course of Business	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$—	$762,240	$762,240
Death(3)	$—	$—	$1,126,692	$762,240	$1,888,932
Disability	$—	$—	$1,126,692	$762,240	$1,888,932

	Cash	Benefits	Equity	Retirement
Change of Control	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$1,126,692	$762,240	$1,888,932

(1)	The value of Mr. Kessler’s equity holdings is calculated as $1,126,692 and relates to unvested restricted stock units (63,120 restricted stock units multiplied by $17.85, the market price of the Company’s Common Stock as of January 31, 2009). All options held by Mr. Kessler at fiscal year-end had an exercise price above the market price of the underlying Common Stock on January 31, 2009.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(3)	Although not shown in the above table, Mr. Kessler also participates in the Company’s life insurance plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Kessler passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death and Dismemberment Plan for all salaried employees. If Mr. Kessler’s death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

Brian P. Logan

Normal	Cash	Benefits	Equity	Retirement
Course of Business	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$—	$256,978	$256,978
Death(3)	$—	$—	$204,026	$256,978	$461,004
Disability	$—	$—	$204,026	$256,978	$461,004

	Cash	Benefits	Equity	Retirement
Change of Control	Severance	Continuation	Value(1)	Plan Value(2)	Total

Severance	$—	$—	$204,026	$256,978	$461,004

(1)	The value of Mr. Logan’s equity holdings is calculated as $204,026 and relates to unvested restricted stock units (11,430 restricted stock units multiplied by $17.85, the market price of the Company’s Common Stock as of January 31, 2009). All unvested options held by Mr. Logan at fiscal year-end had an exercise price above the market price of the underlying Common Stock on January 31, 2009.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(3)	Although not shown in the above table, Mr. Logan also participates in the Company’s life insurance plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Logan passed away, his beneficiaries would receive $1,100,000. In addition, the Company maintains an Accidental Death & Dismemberment Plan for all salaried employees. If Mr. Logan’s death were accidental as defined by the plan, his beneficiaries would receive an additional $1,100,000.

EQUITY COMPENSATION PLANS

The Company has six equity compensation plans under which shares of Common Stock are authorized for issuance to eligible directors, officers and associates: (i) the 1996 Stock Option and Performance Incentive Plan (1998 Restatement) (the “1998 Associates Stock Plan”); (ii) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement)(the “1998 Director Stock Plan”); (iii) the 2002 Stock Plan for Associates (the “2002 Associates Stock Plan”); (iv) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); (v) the 2005 LTIP; and (vi) the 2007 LTIP. Since June 13, 2007, the Company has issued awards under two of the six equity compensation plans under which shares of Common Stock are authorized for issuance: the 2005 LTIP and the 2007 LTIP.

Any shares of Common Stock distributable in respect of amounts deferred by non-associate directors under the Directors’ Deferred Compensation Plan will be distributed: (a) under the 2005 LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005; (b) under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005; and (c) under the 1998 Director Stock Plan in respect of deferred compensation allocated to the non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes equity compensation plan information for the 1998 Associates Stock Plan, the 1998 Director Stock Plan, the 2005 LTIP and the 2007 LTIP, all stockholder approved, as a group and for the 2002 Associates Stock Plan and the 2003 Director Stock Plan, both non-stockholder approved, as a group, in each case as of January 31, 2009:

Equity Compensation Plan Information

Number of Shares
	Number of Shares				Remaining Available
	to be Issued Upon		Weighted-Average		for Future Issuance
	Exercise of Outstanding		Exercise Price of		Under Equity
	Options, Restricted		Outstanding Options,		Compensation
	Stock Units		Restricted Stock		Plans (Excluding Shares
	and Rights		Units and Rights		Reflected in Column (a))
Plan category	(a)*		(b)*		(c)*

Equity compensation plans approved by stockholders(1)	5,205,487	(3)	$38.07	(4)	5,282,781	(5)
Equity compensation plans not approved by stockholders(2)	2,999,916	(6)	$26.76	(7)	—	(8)

Total	8,205,403		$33.93		5,282,781

*	reflects adjustments for changes in the Company’s capitalization.

(1)	The 1998 Director Stock Plan was terminated as of May 22, 2003 in respect of future grants of options and issuances and distributions of shares of Common Stock other than issuances of Common Stock upon exercise of options granted under the 1998 Director Stock Plan which remained outstanding as of May 21, 2003 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan as of May 21, 2003.

(2)	The 2002 Associates Stock Plan and the 2003 Director Stock Plan were terminated as of June 13, 2007 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than: (a) issuances of shares of Common Stock upon the exercise of options or the vesting of restricted shares granted under the 2002 Associates Stock Plan; (b) issuances of shares of Common Stock upon the exercise of options or the vesting of stock units granted under the 2003 Director Stock Plan; and (c) issuance and distribution of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan as of July 31, 2005.

(3)	Includes 3,563,422 shares of Common Stock issuable upon exercise of options granted under the 1998 Associates Stock Plan, 21,600 shares of Common Stock issuable upon vesting of awards of restricted shares granted under the 1998 Associates Stock Plan, 100,000 shares of Common Stock issuable upon exercise of options granted under the 1998 Directors Stock Plan, 7,037 shares of Common Stock reflecting share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan and distributable in the form of shares of Common Stock under the 1998 Director Stock Plan, 370,000 shares of Common Stock issuable upon exercise of options granted under the 2005 LTIP, 224,760 shares of Common Stock issuable upon vesting of awards of restricted stock units granted under the 2005 LTIP, 20,344 shares of Common Stock reflecting share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan and distributable in the form of shares of Common Stock under the 2005 LTIP, 237,800 shares of Common Stock issuable upon exercise of options granted under the 2007 LTIP and 660,524 shares of Common Stock issuable upon vesting of awards of restricted stock units granted under the 2007 LTIP. The number shown does not include 1,600,000 SARs granted under the 2007 LTIP that are exercisable for an amount of the Company’s Common Stock with a value equal to the increase in the fair market value of the Common Stock from the base price. In order to determine the number of shares to be reported as issuable upon exercise of the SARs, the Company compared the fair market value of the Company’s Common Stock at January 31, 2009 to the base price. The fair market value at January 31, 2009 was lower than the base price and, therefore, the Company assumed there were no shares to be reported as issuable upon exercise.

(4)	Represents weighted-average exercise price of options outstanding under the 1998 Associates Stock Plan, the 1998 Director Stock Plan, the 2005 LTIP and the 2007 LTIP and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 1998 Director Plan or the 2005 LTIP. The weighted-average base price of the SARs granted under the 2007 LTIP is excluded from the calculation of weighted-average exercise price due to the fact that as of January 31, 2009, there were no shares to be reported as issuable upon exercise of such SARs as discussed in footnote (3) to this table.

(5)	Includes 1,211,545 shares of Common Stock remaining available for future issuance in the form of options, SARs, restricted shares, restricted stock units and deferred stock awards under the 2005 LTIP and 4,071,236 shares of Common Stock remaining available for future issuance in the form of options, SARs, restricted shares and restricted stock units under the 2007 LTIP. The 1,600,000 shares of Common Stock subject to SARs granted under the 2007 LTIP as described in footnote (3) have not been excluded from the number of shares of Common Stock shown as remaining available under the 2007 LTIP. The 1998 Associates Stock Plan expired on July 15, 2008 with the outstanding awards remaining in effect in accordance with their respective terms. Except as described in footnote (3), no further shares of Common Stock may be issued or distributed under the 1998 Director Stock Plan or the 1998 Associates Stock Plan.

(6)	Includes 2,347,268 shares of Common Stock issuable upon exercise of options granted under the 2002 Associates Stock Plan, 591,471 shares of Common Stock issuable upon vesting of awards of restricted shares granted under the 2002 Associates Stock Plan, 57,500 shares of Common Stock issuable upon exercise of options granted under the 2003 Director Stock Plan and 3,677 shares of Common Stock reflecting share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(7)	Represents weighted-average exercise price of options outstanding under the 2002 Associates Stock Plan and the 2003 Director Stock Plan and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(8)	Except as described in footnote (6) to this table, no further shares of Common Stock may be issued or distributed under the 2002 Associates Stock Plan or the 2003 Director Stock Plan.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee for the Fiscal Year Ended January 31, 2009

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and issuing an audit report on the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Quarterly Reports on Form 10-Q. The Audit Committee’s responsibility is to provide independent, objective oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit and PwC throughout the year. Since the beginning of the fiscal year, the Audit Committee met with internal audit and PwC, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and PwC’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with PwC all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 114, Communication with Audit Committees, as modified.

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company and its subsidiaries is compatible with PwC’s independence.

Management and PwC have represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended January 31, 2009 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and PwC.

Based on the Audit Committee’s discussions with management and PwC and its review of the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC on March 27, 2009.

Submitted by the Audit Committee of the Board:

James B. Bachmann (Chair)	Lauren J. Brisky	Robert A. Rosholt

Pre-Approval Policy

Under applicable SEC Rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to ensure that the provision of these services does not impair the independence of the independent registered public accounting firm from the Company and its subsidiaries. The SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Annually, the Company’s management and the independent registered public accounting firm jointly submit to the Audit Committee an Audit and Non-Audit Services Matrix (the “Matrix”) specifying the categories of audit services and permitted non-audit services of which management may wish to avail itself. The Audit Committee reviews the Matrix and either approves or rejects specific categories of services. Management and the independent registered public accounting firm then revise the Matrix to include only those categories of services approved by the Audit Committee. The specific services within those categories must be pre-approved as described below.

Annually, Company management and the independent registered public accounting firm jointly submit to the Audit Committee an Annual Pre-Approval Request (the “Pre-Approval Request”) listing all known and/or anticipated audit services and permitted non-audit services for the upcoming fiscal year. The Pre-Approval Request lists these specific services by category in accordance with the Matrix, describes them in reasonable detail and includes an estimated budget (or budgeted range) of fees.

The Audit Committee reviews the Pre-Approval Request with both the Company’s management and the independent registered public accounting firm. A final list of annual pre-approved services and budgeted fees is then prepared and distributed by management to appropriate Company personnel and by the independent registered public accounting firm to the partners who provide services to the Company and its subsidiaries. The pre-approval of non-audit services contained in the Pre-Approval Request is merely an authorization for management potentially to use the independent registered public accounting firm for the approved services and allowable services. Management has the discretion to engage either the independent registered public accounting firm or another provider for each listed non-audit service. The Audit Committee, in concert with management, has the responsibility to set the terms of the engagement, negotiate the fees (within the approved budget range) and execute the letters of engagement.

During the course of each fiscal year, there may be additional non-audit services that are identified by the Company’s management as desired but which were not included in the annual Pre-Approval Request. The Audit Committee designates two members with the authority to pre-approve interim requests for additional non-audit services. Prior to engaging the independent registered public accounting firm for such additional non-audit services, the Company’s management submits a request for approval of the non-audit services to the designated Audit Committee members who will approve or deny the request and so notify management. These interim pre-approval procedures may be used only for non-audit services that are less than $100,000. Requests for additional non-audit services greater than $100,000 must be approved by the full Audit Committee. At each subsequent Audit Committee meeting, the designated Audit Committee members are to report any interim non-audit service pre-approvals since the last Audit Committee meeting.

Fees of Independent Registered Public Accounting Firm

Fees billed for services rendered by PwC for each of Fiscal 2008 and Fiscal 2007 were as follows:

	2008	2007

Audit Fees	$1,110,884	$885,376
Audit-Related Fees	131,600	—
Tax Fees	40,000	20,000
All Other Fees	62,181	113,869

Total	$1,344,665	$1,019,245

Audit Fees represent fees for professional services rendered by PwC in connection with the audit of the Company’s annual consolidated financial statements and reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees for Fiscal 2008 represent fees relating to special projects.

Tax Fees represent fees relating to tax consulting services.

All Other Fees represent fees relating to country-of-origin factory site verification services.

All of the services rendered by PwC to the Company and its subsidiaries during Fiscal 2008 and Fiscal 2007 were pre-approved by the Audit Committee.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

As noted above, PwC served as the Company’s independent registered public accounting firm during Fiscal 2008 and, in that capacity, rendered a report on the Company’s consolidated financial statements as of and for the fiscal year ended January 31, 2009 and internal control over financial reporting as of January 31, 2009. Subject to ratification by the stockholders, the Audit Committee of the Board has reappointed PwC as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the current fiscal year. Although the Company’s governing documents do not require the submission of PwC’s appointment to stockholders for ratification, the Company believes it is desirable to do so. The Audit Committee and the Board recommend that the stockholders vote “FOR” the ratification of the appointment of PwC. If the appointment of PwC is not ratified, the Audit Committee of the Board will reconsider the appointment.

Representatives of PwC are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

Required Vote

The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009 requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the ratification of the appointment of PwC.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF PwC.

APPROVAL OF AMENDMENT TO COMPANY’S AMENDED AND RESTATED BYLAWS TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

Following last year’s Annual Meeting, our Board directed our Nominating and Board Governance Committee to review the issue of majority voting in director elections and make a recommendation to the Board regarding the issue.

Under the law of the State of Delaware, the state in which we are incorporated, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director unless the corporation’s certificate of incorporation or bylaws otherwise provide. Since neither our Amended and Restated Certificate of Incorporation nor our Amended and Restated Bylaws provide otherwise, our directors presently are elected by a plurality of the votes cast. Delaware law also provides that either the board of directors or the stockholders can amend a corporation’s bylaws; however, pursuant to a 2006 amendment to Section 216 of the Delaware General Corporation Law, if the stockholders amend a corporation’s bylaws to implement majority voting, such bylaw may not be further amended or repealed by the board of directors without subsequent stockholder approval.

Based upon its review of the various forms of majority voting in director elections and corresponding corporate governance standards, our Nominating and Board Governance Committee unanimously recommended a stockholder-approved bylaw amendment to our Board. In turn, our Board has unanimously adopted a resolution approving a proposed amendment to Section 2.03 of our Amended and Restated Bylaws, subject to stockholder approval, and directing that the proposed amendment be submitted to a vote of our stockholders at our 2009 Annual Meeting with a recommendation that the stockholders adopt such amendment. The proposed amendment to Section 2.03 of our Amended and Restated Bylaws, the full text of which is attached to this Proxy Statement as Annex A, provides that following its adoption:

•	our directors will be elected by a majority of the votes cast in an uncontested election (i.e., if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election); and

•	our directors will be elected by a plurality of the votes cast in a contested election.

Under applicable Delaware law, a directors’ term extends until his successor is elected and qualified or until the director’s earlier resignation or removal. This situation is sometimes referred to as a director holdover, and the adoption of a majority voting standard could result in an incumbent director who receives less than a majority of the votes cast in an uncontested election remaining in office by virtue of the fact that a successor has not been elected and qualified. To address director holdovers, subject to approval of this proposal by our stockholders, our Board has adopted a resignation policy to be included in our Corporate Governance Guidelines that will require that an incumbent director who receives less than a majority of the votes cast in an uncontested election tender his or her resignation and outlining the procedures by which our Board will consider whether to accept such resignation. This resignation policy will provide that:

•	a director who fails to receive the required number of votes for re-election in accordance with the Amended and Restated Bylaws of the Company will offer to resign;

•	our Nominating and Board Governance Committee and our Board will evaluate any such resignation in light of the best interests of the Company and its stockholders in determining whether to accept or reject the resignation, or whether other action should be taken, and may consider any factors they deem relevant in making such determination; and

•	our Board will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified.

If the proposed amendment to Section 2.03 of our Amended and Restated Bylaws is approved by our stockholders, the Board has approved the addition of a new Article IX to our Amended and Restated Bylaws, which describes the requirements for the directors or stockholders to amend our Amended and Restated Bylaws and implements Section 216 of the Delaware General Corporation Law by providing that that any repeal, amendment or rescission of any bylaw inconsistent with the majority voting provisions of Section 2.03 shall also require the approval of the stockholders of the Company.

Accordingly, your Board unanimously recommends that you vote “FOR” the proposal to approve the amendment to our Amended and Restated Bylaws implementing majority voting in uncontested director elections.

Required Vote

Pursuant to our Amended and Restated Certificate of Incorporation, the affirmative vote of 75% of the outstanding shares of Common Stock entitled to vote thereon is required for approval of the proposed amendment to Section 2.03 of our Amended and Restated Bylaws to implement majority voting in uncontested elections of directors. Broker non-votes, if any, and abstentions will have the effect of a vote “AGAINST” the proposal.

STOCKHOLDER PROPOSAL

The Company expects the following stockholder proposal to be presented for consideration at the Annual Meeting. The proposal quoted below and the Supporting Statement quoted below were submitted by the AFSCME Employee Pension Plan, which beneficially owned 600 shares of Common Stock as of December 17, 2008. The Board recommends that you vote “AGAINST” the proposal.

Resolved: That stockholders of Abercrombie & Fitch Co. (“Abercrombie & Fitch”) urge the board of directors’ compensation committee to adopt a policy that Abercrombie & Fitch will not make or promise any “golden coffin” payments (as defined below) to its senior executives’ estate or beneficiaries. A golden coffin is defined as any (a) promised post-death payment of unearned future salary or bonus or (b) promised post-death payment of perquisites, in each case where the payment is not available to Abercrombie & Fitch management employees generally. The policy should be implemented in a way that does not violate any existing contractual obligation of Abercrombie & Fitch or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: As long-term Abercrombie & Fitch stockholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, golden coffin payments — making payouts to a senior executive’s estate or beneficiaries based on salary and bonus that have not been earned by the executive prior to death and/or making post-death payments in lieu of perquisites — are not consistent with these principles. According to the 2008 proxy statement, Chairman and CEO Michael Jeffries is entitled to receive a $6,000,000 “stay bonus” even in the event of death.

Because the payment of golden coffin benefits depends on the death of the executive - and not on company performance — golden coffins sever the pay/performance link. Companies often claim that pay packages that include death benefits are designed for executive retention. But death severs any retention rationale. This basic fact led compensation consultant Steven Hall to comment, “if the executive is dead, you’re certainly not retaining them.” (Mark Maremont, “Companies Promise CEOs Lavish Posthumous Payouts,” Wall Street Journal (June 10, 2008)).

We believe paying unearned amounts after death to executives is not fair or reasonable compensation. National Association of Corporate Directors CFO Peter Gleason has called golden coffin payouts a “bad idea” (Nicholas Rummel, “Making Peace Between Boards and Investors” Financial Week (June 16, 2008)), while compensation consultant Alan Johnson has called them “part of the ugly, seamy side of executive compensation.” (Andrew McIlvaine, “Golden Coffins’ Offer Big Payouts,” Human Resource Executive Online, (July 23, 2008)) This proposal does not seek to eliminate golden coffins that are available broadly to Abercrombie & Fitch’s management employees.

The Company’s Response

The Board unanimously recommends that you vote “AGAINST” the stockholder proposal for the following reasons:

Both the Compensation Committee and the Board have carefully reviewed the proponent’s proposal regarding death benefits. They consider the term used by the proponent for such benefits to be evocative and pejorative, rather than thoughtful and considered. Unlike the proponent, the Board and the Compensation Committee are focused on linking compensation to performance (as we believe is evidenced by the “COMPENSATION DISCUSSION AND ANALYSIS” section beginning on page 25) and in securing highly-talented executives on terms favorable to the Company and its stockholders. Accordingly, the Board believes that it would not be in the Company’s or the stockholders’ best interests to eliminate the Compensation Committee’s ability to award such benefits.

The Company’s Life Insurance Plan and its Accidental Death and Dismemberment Plan are generally available to all salaried employees and therefore are not addressed by the stockholder proposal. Similarly, unvested awards under the Company’s 2005 Long-Term Incentive Plan and its 2007 Long-Term Incentive Plan (which were approved by the Company’s stockholders) may have accelerated vesting upon death. They too are not addressed by the stockholder proposal. Certain of the stock-related awards granted under the Jeffries Agreement provide for vesting upon Mr. Jeffries’ death, and are also not addressed by the stockholder proposal. The Company is not aware of any other presently active, compensation-related plans that provide incremental or accelerated (as opposed to pro rata) benefits payable upon death. In short, the proposal, if adopted, would not impact any of the Company’s existing death benefits and would serve no discernable purpose at all — except to deprive the Compensation Committee of a valuable option in attracting and retaining the elite candidates who thrive in the Company’s fast-paced and highly competitive arena of specialty retail.

The purpose of so-called death benefits is to attract and retain executives who, like many responsible people, are concerned about providing for their families upon their sudden death. It may well be that not every executive the Company may seek to attract or retain will have such concerns or that such concerns can be adequately — and competitively — addressed by other means. We have found, however, that the peace of mind that death benefits can provide to an employee is valuable to the employee. The fact that death benefits are rarely actually paid, because statistically few executives die while still actively employed, means that the value of such benefits to executives is largely intangible — and therefore inexpensive to provide. Indeed, the Company has never had to make a death benefit payment to an executive officer’s estate or family.

Our Compensation Committee consists solely of outside directors and is advised by an independent third- party compensation expert and by independent counsel. We believe that Committee is best positioned to review the relevant facts and circumstances regarding each executive hiring decision and the implementation of each of the Company’s compensation plans and benefits in order to determine, in their reasonable discretion, the appropriate compensation tools — including, if appropriate, death benefits — to utilize.

The Board and the Compensation Committee unanimously oppose the stockholder proposal because it purports to eliminate the discretion of the Compensation Committee and to unduly impair the Compensation Committee’s ability to accomplish the Company’s goal of attracting and retaining the top talent we believe is necessary to compete effectively in the specialty retail arena for the benefit of our stockholders.

Accordingly, your Board unanimously recommends that you vote “AGAINST” the proposal.

Required Vote

The approval of the stockholder proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes, if any, will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholders of the Company seeking to bring business before the 2010 annual meeting of stockholders, or to nominate candidates for election as directors at that annual meeting, must provide timely notice thereof in writing. The Company’s Amended and Restated Bylaws specify certain requirements that must be complied with in order for a stockholder’s notice to be in proper written form. Under the Company’s Amended and Restated Bylaws, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no later than January 8, 2010 nor earlier than December 9, 2009. The requirements applicable to nominations are described above in the section captioned “ELECTION OF DIRECTORS — Director Nominations.” Under SEC Rule 14a-8, to be timely, a stockholder’s proposal must be received at the Company’s principal executive offices no later than the close of business on January 8, 2010.

Proposals by stockholders intended to be presented at the 2010 annual meeting of stockholders should be mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Secretary.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of this Proxy Statement and one copy of our Annual Report on Form 10-K for Fiscal 2008 are being delivered to multiple registered stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate notice of the Annual Meeting and is being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate copy of our Annual Report on Form 10-K for Fiscal 2008 and/or a separate copy of this Proxy Statement, or have questions regarding the householding process, may contact the Company’s transfer agent: National City Bank, by calling 1-800-622-6757, or by forwarding a written request addressed to National City Bank, Locator 5352, Shareholder Services Operations, P.O. Box 92301, Cleveland, Ohio 44101-4301. Promptly upon request, a separate copy of our Annual Report on Form 10-K for Fiscal 2008 and/or a separate copy of this Proxy Statement will be sent. By contacting National City Bank, registered stockholders sharing an address can also (i) notify the Company that the registered stockholders wish to receive separate annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if registered stockholders at the shared address are receiving multiple copies.

Many broker/dealers, financial institutions and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report on Form 10-K for Fiscal 2008 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action by the stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment, to the extent permitted under applicable law.

It is important that your form of proxy be submitted promptly. If you do not expect to attend the Annual Meeting in person, please complete, date, sign and return the accompanying form of proxy in the self-addressed envelope furnished herewith or vote through the Internet or by telephone in accordance with the instructions on the accompanying form of proxy.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

Annex A

Proposed Majority Voting Bylaw Amendment

Section 2.03 of the Company’s Amended and Restated Bylaws shall be deleted and replaced in its entirety with the following:

Section 2.03. Election of Directors. At each meeting of the stockholders for the election of directors, a nominee shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that the persons receiving the greatest number of votes shall be the directors at any such meeting of the stockholders for which (i) the Secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for directors set forth in Article I, Section 1.09, of these bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders. Directors need not be stockholders.

A-1

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ABERCROMBIE & FITCH CO. P.O. BOX 182168 COLUMBUS, OH 43218
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, on June 9, 2009. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Abercrombie & Fitch Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability of Proxy Materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on June 9, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Abercrombie & Fitch Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M13084-P73208	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABERCROMBIE & FITCH CO.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
DIRECTORS RECOMMEND A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:	☐	☐	☐
01) James B. Bachmann 02) Michael S. Jeffries 03) John W. Kessler

DIRECTORS RECOMMEND A VOTE FOR ADOPTION OF THE FOLLOWING PROPOSALS:		For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 30, 2010.	☐	☐	☐

3.	TO APPROVE THE COMPANY-SPONSORED PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED BYLAWS IMPLEMENTING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.	☐	☐	☐

DIRECTORS RECOMMEND A VOTE AGAINST APPROVAL OF THE FOLLOWING PROPOSAL:

4.	TO APPROVE THE STOCKHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT, IF THE PROPOSAL IS PROPERLY PRESENTED AT THE ANNUAL MEETING.	☐	☐	☐

Please sign exactly as your name appears hereon. When shares are registered in two names, both stockholders should sign. When signing as attorney, executor, administrator, guardian or trustee, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership or other entity, please sign in entity name by authorized person. (Please note any change of address on this proxy card.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to be held on June 10, 2009: Abercrombie & Fitch Co.’s Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended January 31, 2009 are available at: www.proxyvote.com.

M13085-P73208

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 2009
The undersigned holder(s) of shares of Class A Common Stock of Abercrombie & Fitch Co. (the “Company”) hereby constitute(s) and appoint(s) Michael S. Jeffries and David S. Cupps, or either of them, the proxy or proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 10, 2009, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054, at 10:00 a.m., Eastern Daylight Saving Time, and any adjournment or postponement, and to vote all of the shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority on all other business that may properly come before the Annual Meeting and any and all adjournments or postponements thereof. If no direction is made, the proxies will vote “FOR” the election of the directors listed in Item 1, “FOR” the approval of the proposal in Item 2, and except in the case of broker non-votes, “FOR” the approval of the proposal in Item 3 and “AGAINST” the approval of the proposal in Item 4, in accordance with the recommendations of the Board of Directors.
All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 10, 2009 meeting and the Annual Report on Form 10-K for the fiscal year ended January 31, 2009.